Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

POLO RALPH LAUREN CORPORATION

RL CHILDRENSWEAR COMPANY, LLC

and

THE SELLER AFFILIATE GROUP, solely with respect to the Sections specified herein

Dated: May 25, 2004

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EXHIBITS
Exhibit A	Opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, PA
Exhibit B	Off-Price Accounts
Exhibit C	BSR
Exhibit D	Transition Inventory
Exhibit E	Lease Agreement
Exhibit F	Non-Compete Agreement
Exhibit G	Scheduled 4/25 Inventory
Exhibit H	Scheduled 5/25 Inventory
Exhibit I	Markdown Pool Percentages
Exhibit J	Form Estoppel Certificate
Exhibit K	Material Customer Consent
Exhibit L	Samuel Schwab Non-Compete Agreement
Exhibit M	George Hrdina Non-Compete Agreement
SCHEDULES
1.1	Accrued Expenses
2.1(c)	Conveyed Leases
2.1(e)	Scheduled Contracts
2.2(f)	Excluded Contracts
2.5	Allocation of Purchase Price
2.6	Business Employees Who Will be Offered Employment
2.11	Severance
3.4(a)	Adjusted Inventory Amount
4.1	Due Incorporation and Qualification
4.3	Financials
4.5	Tax Matters
4.7	Authority to Execute and Perform Agreements; Consents
4.8	Litigation
4.9(a)	Material Contracts
4.9(b)	Exceptions to Material Contracts
4.11	IP Licenses
4.12(a)	Title to Assets
4.12(b)	Booked and Confirmed Orders
4.13	Liabilities
4.17	Insurance
4.18(a)	Collective Bargaining Agreements; Unions
4.18(c)	List of Employees
4.18(f)	Benefit Plans
6.1(b)(iii)	Accounts Payable
6.3(b)	Third Party Notices and Consents
6.13	Letters of Credit
6.14	Other Assets
7.6	Consents

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ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of May 25, 2004 (this “Agreement”), by and among POLO RALPH LAUREN CORPORATION, a Delaware corporation (the “Buyer”), RL CHILDRENSWEAR COMPANY, LLC, a Maryland limited liability company (the Seller”), and solely for the purposes of Section 3.5, 6.14, 6.15, 6.18, Article X and XII, the Seller Affiliate Group (as defined below).

     WHEREAS, upon the terms and conditions set forth in this Agreement, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain of the assets as more fully described herein and to assume certain liabilities of the Seller as more fully described herein relating to Seller’s licensed childrenswear apparel business in the United States, Canada and Mexico (the “Business”), as licensed pursuant to the License Agreement, dated as of January 1, 2000, by and between PRL USA, Inc., The Polo/Lauren Company, L.P. and the Seller, as amended, modified or supplemented from time to time (the “License”).

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     “Accommodation Return” has the meaning set forth in Section 6.11 of this Agreement.

     “Accounts Receivable” has the meaning set forth in Section 2.2(b) of this Agreement.

     “Accrued Expenses” means only those categories of the Seller’s ordinary course accrued expenses (including all such accrued but unpaid obligations under the License Agreement and the Design Agreement) of the type set forth on Schedule 1.1 and accrued through and including the dates set forth on Schedule 1.1.

     “Accrued Vacation Liabilities” has the meaning set forth in Section 2.3(d) of this Agreement.

     “Additional Purchase Price” has the meaning set forth in Section 3.5 of this Agreement.

     “Additional Royalty Payment Amount” means the sum of (x) three and one-half percent (3.5%) of the Net Sales of all Licensed Products that are sold by the

Seller from and including June 1, 2004 through and including June 24, 2004, (y) (i) eleven and one-half percent (11.5%) of the first sixty percent (60%) of Net Sales in respect of June 25 Orders and (ii) three and one-half percent (3.5%) of the last forty percent (40%) of Net Sales in respect of June 25 Orders and (y) eleven and one-half percent (11.5%) of the Net Sales of all Licensed Products that are sold by Seller and its Affiliates from and including July 25, 2004 through and including the Closing Date.

     “Adjusted Inventory Amount” shall mean the sum of (a) the value of the Current Inventory as determined pursuant to Section 3.4, (b) the product of 0.50 and the value of the Medium Term Inventory as determined pursuant to Section 3.4, (c) the value of BSRs included in the Conveyed Inventory as determined pursuant to Section 3.4, (d) the value of the Transition Inventory included in the Conveyed Inventory as determined pursuant to Section 3.4, (e) the product of 0.75 and the value of the Scheduled 4/25 Inventory as determined pursuant to Section 3.4(a), (f) the product of 0.80 and the value of the Scheduled 5/25 Inventory as determined pursuant to Section 3.4, (g) in respect of Purchase Order Scheduled 5/25 Inventory, the lesser of (x) the product of .80 and the value of the Purchase Order Scheduled 5/25 Inventory as determined in accordance with Section 3.4 and (y) and the wholesale price for such Purchase Order Scheduled 5/25 Inventory as set forth on the valid customer purchase order for such Purchase Order Scheduled 5/25 Inventory, and (h) in respect of Purchase Order Scheduled 4/25 Inventory, the lesser of (x) the product of .75 and the value of the Purchase Order Scheduled 4/25 Inventory as determined in accordance with Section 3.4 and (y) the wholesale price for such Purchase Order Scheduled 4/25 Inventory as set forth on the valid customer purchase order for such Purchase Order Scheduled 4/25 Inventory, in each case, not including inventory that constitutes goods-in-transit or Conveyed Inventory that has not otherwise been paid for in full by the Seller as of the Closing Date.

     “Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     “Agreement” has the meaning set forth in the preamble to this Agreement.

     “Annual Deferred Payments” has the meaning set forth in Section 3.5(b)(i).

     “Arbitrator” has the meaning set forth in Section 3.4(c) of this Agreement.

     “Asserted Liability” has the meaning set forth in Section 10.3(b) of this Agreement.

     “Asset-Liability Ratio” means the quotient equal to (a) the sum of, without duplication, (i) the amount of the Prepaid Assets as of the Closing Date and (ii) the Adjusted Inventory Amount as of the Closing Date divided by (b) the sum of, without duplication, (i) the amount of the Assumed Accounts Payable as of the Closing Date, (ii) the amount of the Accrued Expenses as of the Closing Date, (iii) the amount of

Accrued Vacation Liability as of the Closing Date and (iv) the Additional Royalty Payment Amount.

     “Asset-Liability Ratio Amount” shall mean either the Positive Asset-Liability Ratio Amount or the Negative Asset-Liability Ratio Amount, as the case may be.

     “Assumed Accounts Payable” has the meaning set forth in Section 2.3(b) of this Agreement.

     “Assumed Liabilities” has the meaning set forth in Section 2.3 of this Agreement.

     “Audited Financials” has the meaning set forth in Section 4.3 of this Agreement.

     “Balance Sheet” has the meaning set forth in Section 4.3 of this Agreement.

     “Balance Sheet Date” has the meaning set forth in Section 4.3 of this Agreement.

     “Basket Amount” has the meaning set forth in Section 10.5(a) of this Agreement.

     “Basket Exclusions” has the meaning set forth in Section 10.5(a) of this Agreement.

     “Benefit Plan” has the meaning set forth in Section 4.18(f) of this Agreement.

     “BSRs” means the basic stock replenishment Licensed Products having the sku numbers set forth on Exhibit C.

     “Business” has the meaning set forth in the recitals to this Agreement.

     “Business Employee” means any person who is: (a) employed by the Seller or a member of the Seller Affiliate Group in connection with the Business immediately prior to the Closing Date and (b) listed on Schedule 4.18(c) as such Schedule 4.18(c) may be updated in accordance with Section 2.6(a).

     “Buyer” has the meaning set forth in the preamble to this Agreement.

     “Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a) of this Agreement.

     “Claims Notice” has the meaning set forth in Section 10.3(b) of this Agreement.

     “Closing” has the meaning set forth in Section 3.2 of this Agreement.

     “Closing Date” has the meaning set forth in Section 3.2 of this Agreement.

     “Closing Statement” has the meaning set forth in Section 3.4(a) of this Agreement.

     “COBRA” has the meaning set forth in Section 2.6(e) of this Agreement.

     “Code” means the United States Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the rules and regulations promulgated thereunder.

     “Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     “Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.

     “Contingent Purchase Price Payments” has the meaning set forth in Section 3.5(b)(ii).

     “Contracts” has the meaning set forth in Section 2.1(e) of this Agreement.

     “Contractual Obligations” means, as to any Person, any provision of any agreement (written, oral or implied), undertaking (written, oral or implied), contract, indenture, commitment, lease or other instrument to which such Person is a party or by which it or any of its assets or properties are contractually bound.

     “Control Conditions” has the meaning set forth in Section 10.3(d) of this Agreement.

     “Conveyed Inventory” has the meaning set forth in Section 2.1(b) of this Agreement.

     “Conveyed Leases” has the meaning set forth in Section 2.1(c) of this Agreement.

     “Conveyed Leases Premises” has the meaning set forth in Section 2.1(d) of this Agreement.

     “Copyrights” means all existing copyrights, including all renewals and extensions thereof, existing copyright registrations and applications for registration thereof, and existing non-registered copyrights.

     “Credited Seller Receivable Amount” means the aggregate invoiced amount of any Returned Inventory returned to Buyer after the Closing Date through the six-month anniversary of the Closing Date that is credited against or deducted from any Account Receivable retained by the Seller.

     “Current Inventory” means the subset of Conveyed Inventory that are first quality, ready saleable finished goods available for sale as part of the Business for the “Fall 2004” or later collections.

     “Customer Lists” has the meaning set forth in Section 2.1(g) of this Agreement.

     “Date of Execution” means the date upon which this Agreement is executed.

     “DC Adjustment Amount” means $441,194.00 less, for each Business Employee who does not become a Transferred Employee on the Closing Date, the sum of the amounts set forth on Schedule 2.11 next to each such Business Employee’s name under the column labeled severance.

     “Definitive Earn-Out Report” has the meaning set forth in Section 3.5(a) of this Agreement.

     “Design Agreement” means that certain Design Services Agreement dated January 1, 2000 between Buyer and Seller, as amended, modified and supplemented from time to time.

     “Determination” has the meaning set forth in Section 3.4(c) of this Agreement.

     “Dispute Report” has the meaning set forth in Section 3.4(b) of this Agreement.

     “Disputed Matter” has the meaning set forth in Section 3.4(c) of this Agreement.

     “Dollars” or “$” means United States dollars.

     “Earn-Out Arbitrator” has the meaning set forth in Section 3.5(a) of this Agreement.

     “Earn-Out Disputed Matters” has the meaning set forth in Section 3.5(a) of this Agreement.

     “Earn-Out Eligible Period” means each of the (i) First Earn-Out Eligible Period (ii) Second Earn-Out Eligible Period and (iii) Third Earn-Out Eligible Period.

     “Earn-Out Report” has the meaning set forth in Section 3.5(a) of this Agreement.

     “Employment Agreements” means collectively (a) the Employment Agreement between LM Services, LLC and Christopher William Rork, dated June 30, 2003, (b) the Employment Agreement between LM Services, LLC and George Hrdina dated February 9, 2000 and (c) the Employment Agreement between LM Services, LLC and Luciana G. Marsicano, dated January 20, 2000, in each case as amended and supplemented from time to time.

     “Environmental Laws” means federal, state, foreign or local laws, regulations, codes, plans, orders, decrees, judgments, notices or demand letters relating to pollution, protection of the environment, public or worker health and safety, or emissions, discharges, releases or threatened releases of pollutants, noise, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” under “common control” or in “an affiliated service group” with the Seller within the meaning of Section 414(b), (c) or (m) of the Code.

     “Estimated Additional Royalty Payment Amount” shall mean the Seller’s estimated good faith determination of the Additional Royalty Payment Amount as of the Closing Date, which determination shall be certified by the Seller in writing to the Buyer two (2) business days prior to the Closing Date.

     “Estimated Asset-Liability Ratio” shall mean the Seller’s estimated good faith determination of the Asset-Liability Ratio as of the Closing Date, which determination and calculation shall be certified by the Seller in writing to the Buyer two (2) business days prior to the Closing Date.

     “Estimated Asset-Liability Ratio Amount” shall mean either the Estimated Positive Asset-Liability Ratio Amount or the Estimated Negative Asset-Liability Ratio Amount, as the case may be.

     “Estimated Closing Date Basic Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

     “Estimated Markdown Pool Amount” shall mean the Seller’s estimated good faith determination of the Markdown Pool Amount as of the Closing Date, which determination shall be certified by Seller to Buyer in writing two (2) business days prior to the Closing Date.

     “Estimated Negative Asset-Liability Ratio Amount” shall mean, if the Estimated Asset-Liability Ratio is less than 1.0, such amount which, if added to the numerator of the Estimated Asset-Liability Ratio would result in the Estimated Asset-Liability Ratio being equal to 1.0.

     “Estimated Positive Asset-Liability Ratio Amount” shall mean, if the Estimated Asset-Liability Ratio is greater than 1.0, such amount which, if subtracted from the numerator of the Estimated Asset-Liability Ratio would result in the Estimated Asset-Liability Ratio being equal to 1.0.

     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

     “Excluded Assets” has the meaning set forth in Section 2.2 of this Agreement.

     “Excluded Contracts” has the meaning set forth in Section 2.2(f) of this Agreement.

     “Excluded Liabilities” has the meaning set forth in Section 2.4 of this Agreement.

     “Final Basic Purchase Price” means an amount equal to Two Hundred Thirty Two Million One Hundred Thousand Dollars ($232,100,000) plus the Positive Asset-Liability Ratio Amount, if any, minus the Negative Asset-Liability Ratio Amount, if any, minus the DC Adjustment Amount, minus the Markdown Pool Amount as finally determined or agreed in accordance with Section 3.4.

     “Financials” has the meaning set forth in Section 4.3 of this Agreement.

     “First Earn-Out Eligible Period” means the twelve (12) fiscal month period beginning on (x) if the Closing Date is on the first day of a fiscal month, the Closing Date or (y) if the Closing Date is not on the first day of a fiscal month, the first day of the fiscal month following the month in which the Closing Date occurs.

     “First Period Shipments” has the meaning set forth in Section 3.5(b)(ii)(1) of this Agreement.

     “GAAP” means the United States generally accepted accounting principles as in effect from time to time.

     “George Hrdina Non-Compete” means the Non-Compete Agreement substantially in the form of Exhibit M to be executed and delivered at Closing by George Hrdina.

     “Goodwill” means the overall economic potential accruing to the Business, including the Customer Lists.

     “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Governmental Licenses” has the meaning set forth in Section 2.1(f) of this Agreement.

     “Group Non-Compete Agreement” means the Non-Compete Agreement substantially in the form of Exhibit F to be executed and delivered at Closing by Douglas Schwab, Tadd Schwab and Amy Owens and each other member of the Seller Affiliate Group (other than Samuel Schwab).

     “HSR Act” has the meaning set forth in Section 4.7 of this Agreement.

     “Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, other than amounts not yet due and payable in the ordinary course of business pursuant to the Conveyed Leases that are not capitalized leases, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

     “Indemnified Party” has the meaning set forth in Section 10.3(a) of this Agreement.

     “Indemnifying Party” has the meaning set forth in Section 10.3(a) of this Agreement.

     “Intellectual Property” means all Copyrights, Internet Assets, Patents, Software, Trade Secrets and Trademarks, as they exist anywhere in the world.

     “Internet Assets” means domain names, Internet addresses and other computer identifiers, websites, web pages and other similar rights and items.

     “Inventory Return Amount” means an amount equal to the excess, if any, of (x) One Hundred Twenty Five Thousand Dollars ($125,000) over (y) the sum of the (a) Credited Seller Receivable Amount, if any, and (b) Qualified Returned Inventory Cost Amount, if any.

     “IP Licenses” has the meaning set forth in Section 4.11 of this Agreement.

     “June 25 Orders” means the customer orders for Licensed Products that are scheduled to be shipped during the four (4) week period commencing on June 25, 2004 and all other customer orders for Licensed Products that are shipped during the four (4) week period commencing on June 25, 2004.

     “Knowledge” means the knowledge of Doug Schwab, Sam Schwab, George J. Hrdina and Hugh Woltzen, in each case after due inquiry, except that solely for purposes of Section 4.16 (Commercial Relationships and 4.20 (Questionable Payments), Knowledge shall mean the actual knowledge of the Persons set forth above.

     “Lease Agreement” means that certain Lease Agreement substantially in the form of Exhibit E, pursuant to which Buyer shall sublease the distribution center facility located in Martinsburg, West Virginia.

     “Liabilities” has the meaning set forth in Section 4.13 of this Agreement.

     “License” has the meaning set forth in the recitals to this Agreement.

     “Licensed Products” has the meaning defined in the License Agreement.

     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, claim, license, charge, option, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

     “Litigation” has the meaning set forth in Section 2.4(f) of this Agreement.

     “Losses” has the meaning set forth in Section 10.1 of this Agreement.

     “Markdown Pool Amount” means an amount equal to the sum of (x) $3,824,300 and (y) the sum of the product of (a) the gross wholesale sales price of all Licensed Products that are sold by the Seller from and including May 25, 2004 through and including the Closing Date to each of the department store customers set forth on Exhibit I multiplied by (b) such customer’s applicable markdown percentage as set forth across from such customer’s name on Exhibit I.

     “Material Adverse Effect” has the meaning set forth in Section 4.1 of this Agreement.

     “Medium Term Inventory” means the subset of the Conveyed Inventory that are first quality, ready saleable finished goods available for sale as part of the Business for any of the “Spring 2004,” “Holiday 2003,” and “Fall 2003” collections, but not including any Transition Inventory.

     “Negative Asset-Liability Ratio Amount” shall mean, if the Asset-Liability Ratio as finally determined or agreed in accordance with Section 3.4 is less than 1.0, such amount which, if added to the numerator of such Asset-Liability Ratio would result in such Asset-Liability Ratio being equal to 1.0.

     “Net Sales” has the meaning set forth in the License Agreement for such term.

     “Non-Compete Agreements” means collectively the Group Non-Compete Agreement, the George Hrdina Non-Compete Agreement and the Samuel Schwab Non-Compete Agreement.

     “Notice of Acceptance” has the meaning set forth in Section 3.5(a) of this Agreement.

     “Notice of Disagreement” has the meaning set forth in Section 3.5(a) of this Agreement.

     “Off-Price Accounts” shall mean sales of Licensed Products sold by the Buyer to the retailers set forth on Exhibit B.

     “Orders” has the meaning set forth in Section 4.7 of this Agreement.

     “Other Taxes” has the meaning set forth in Section 4.5(b) of this Agreement.

     “Party” or “Parties” means the Seller and the Buyer or any one or some of them, as the context requires.

     “Patents” means any United States or foreign patents and patent applications and inventions, designs and improvements described and claimed therein including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

     “Payment Date” has the meaning set forth in Section 3.5(c) of this Agreement.

     “Permitted Liens” means and includes (i) Liens for Taxes, assessments or governmental charges or levies not yet due and delinquent, (ii) Liens of carriers, warehousemen, mechanics, materialmen, workmen and the like arising in the ordinary course of business or being contested in good faith, (iii) in the case of leased property, all matters, whether or not of record, affecting the title of the lessor (and any underlying lessor) of the leased property and (iv) Liens that, individually or in the aggregate, do not impair the current or proposed use or the value of the applicable asset.

     “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, limited liability partnership, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     “Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment, including any employment (including without limitation, any employment offer letter), change in control, consulting or deferred compensation agreement, salary, executive compensation, bonus, incentive, pension, profit sharing, savings, retirement, post-retirement, consultant, stock option, equity stock purchase or severance plan, agreement, program or policy and any separation, retention vacation, fringe benefit, life, health, disability or accident insurance plan, agreement, program or policy or any payroll practice or arrangement, whether formal or informal, oral or written.

     “Positive Asset-Liability Ratio Amount” shall mean, if the Asset-Liability Ratio as finally determined or agreed in accordance with Section 3.4 is greater than 1.0, such amount which, if subtracted from the numerator of such Asset-Liability Ratio would result in such Asset-Liability Ratio being equal to 1.0.

     “Prepaid Assets” has the meaning set forth in Section 2.1(p) of this Agreement.

     “Purchase Order Scheduled 4/25 Inventory” has the meaning set forth in the definition of Scheduled 4/25 Inventory.

     “Purchase Order Scheduled 5/25 Inventory” has the meaning set forth in the definition of Scheduled 5/25 Inventory.

     “Purchase Price” means the sum of the Estimated Closing Date Basic Purchase Price, as adjusted pursuant to Section 3.4 and the Additional Purchase Price.

     “Purchase Price Adjustment” has the meaning set forth in Section 10.4(a) of this Agreement.

     “Purchased Assets” has the meaning set forth in Section 2.1 of this Agreement.

     “PWC” has the meaning set forth in Section 3.4(c)

     “Qualified Returned Inventory” means any Returned Inventory that is either Current Inventory, Medium Term Inventory, Transitional Inventory, Scheduled 4/26 Inventory or Scheduled 5/26 Inventory.

     “Qualified Returned Inventory Cost Amount” means, in respect of any Qualified Returned Inventory returned to Buyer after the Closing Date through the six-month anniversary of the Closing Date that is credited against or deducted from any account receivable of the Buyer due from the customer making such return, the aggregate value of such Qualified Returned Inventory based on the values attributable to the type of such Qualified Returned Inventory had such inventory been included in the Adjusted Inventory Amount calculation at the Closing Date.

     “Records” has the meaning set forth in Section 2.1(i) of this Agreement.

     “Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its assets or properties or to which such Person or any of its assets or properties is subject or pertaining to any or all of the transactions contemplated herein.

     “Retained Real Property” has the meaning set forth in Section 2.2(c) of this Agreement.

     “Returned Inventory” has the meaning set forth in Section 6.11(a) of this Agreement.

     “RLC” has the meaning set forth in the preamble of this Agreement.

     “Salesmen Samples” means the samples of finished products sold or to be sold as part of the Business.

     “Samuel Schwab Non-Compete Agreement” means the Non-Compete Agreement substantially in the form of Exhibit L to be executed and delivered at Closing by Samuel Schwab.

     “Scheduled Contracts” has the meaning set forth in Section 2.1(e) of this Agreement.

     “Scheduled 4/25 Inventory” means the subset of Conveyed Inventory that are first quality, readily saleable finished goods available for sale as part of the Business for the Seller’s “Summer 2004” collection having the style numbers set forth on Exhibit G, other than any such items included in such subset for which there exists on the Closing Date an open valid customer purchase order to purchase such Conveyed Inventory (x) at its full listed wholesale price, which Conveyed Inventory will be deemed to constitute Current Inventory or (y) at less than its full listed wholesale price, which Conveyed Inventory shall be deemed to constitute “Purchase Order Scheduled 4/25 Inventory”.

     “Scheduled 5/25 Inventory” means the subset of Conveyed Inventory that are first quality, readily saleable finished goods available for sale as part of the Business for the Seller’s “Summer 2004” collection having the style numbers set forth on Exhibit H, other than any such items included in such subset for which there exists on the Closing Date an open valid customer purchase order to purchase such Conveyed Inventory (x) at its full listed wholesale price, which Conveyed Inventory will be deemed to constitute Current Inventory or (y) at less than its full listed wholesale price, which Conveyed Inventory shall be deemed to constitute “Purchase Order Scheduled 5/25 Inventory”.

     “Second Earn-Out Eligible Period” means the twelve (12) fiscal months immediately following the First Earn-Out Eligible Period.

     “Second Period Cumulative Shipments” has the meaning set forth in Section 3.5(b)(ii)(2) of this Agreement.

     “Second Period Shipments” has the meaning set forth in Section 3.5(b)(ii)(2) of this Agreement.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

     “Seller” has the meaning set forth in the preamble to this Agreement.

     “Seller Affiliate Group” means collectively, Sylvia Company, LLC, a Maryland limited liability company, CUNY Associates LLC, a Maryland limited liability company, LM Services LLC, a Maryland limited liability company, S. Schwab Company, a Maryland corporation, Samuel Schwab, Douglas Schwab, Tadd Schwab and Amy Owens.

     “Seller Indemnifying Parties” has the meaning set forth in Section 10.1(a) of this Agreement.

     “Seller Subsidiary” has the meaning set forth in Section 2.2(h) of this Agreement.

     “Set-Off Amount” has the meaning set forth in Section 10.4(a) of this Agreement.

     “Set-Off Notice” has the meaning set forth in Section 10.4(a) of this Agreement.

     “Shipments” shall mean the gross wholesale sales price of all Licensed Products that are sold by the Buyer or its Affiliates into the Territory (as such term is defined in the License Agreement in effect on the date hereof); provided, that only Shipments to Off-Price Accounts in excess of $50,000,000 in the aggregate in any Earn-Out Eligible Period shall be included in the calculation of Shipments in such Earn-Out Eligible Period.

     “Software” means any computer software programs, source code, object code, data and documentation relating thereto, including any computer software programs that incorporate and run the pricing models, formulae and algorithms that relate to the Business.

     “Subsidiary” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

     “Supplemental Deferred Purchase Price” has the meaning set forth in Section 3.5(b)(iii).

     “Supplier Lists” has the meaning set forth in Section 2.1(h) of this Agreement.

     “Tax or Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

     “Tax Return” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

     “Third Earn-Out Eligible Period” means the twelve (12) fiscal months immediately following the Second Earn-Out Eligible Period.

     “Third Period Cumulative Shipments” has the meaning set forth in Section 3.5(b)(ii)(3) of this Agreement.

     “Third Period Shipments” has the meaning set forth in Section 3.5(b)(ii)(3) of this Agreement.

     “Trade Secrets” means any trade secrets, research records, processes, procedures, sales plans, sales strategies, manufacturing formulae, know-how, blue prints, designs, plans, inventions and databases, confidential business information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), in each case related to the Business.

     “Trademarks” means all trade names, trademarks, service marks, trade dress, brand names, designs, jingles, slogans, logos, or corporate names, whether registered or unregistered, and all registrations and applications thereof (including, in each case, the goodwill associated therewith).

     “Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Lease Agreement, the Non-Compete Agreements and any ancillary documents, schedules and agreements executed in connection with, or required to be delivered by this Agreement.

     “Transfer” has the meaning set forth in Section 2.1 of this Agreement.

     “Transferred Employees” has the meaning set forth in Section 2.6(a) of this Agreement.

     “Transition Inventory” means the subset of Conveyed Inventory that are first quality, readily saleable finished goods available for sale as part of the Business for the “Summer 2004” collection having the style numbers set forth on Exhibit D.

     “Transition Services Agreement” means that certain Transition Services Agreement dated as of the date hereof between the Buyer, RL Services LLC and the Seller Affiliate Group.

     “Unaudited Financials” has the meaning set forth in Section 4.3 of this Agreement.

     “Unresolved Claim Losses” has the meaning set forth in Section 10.4(a) of this Agreement.

     “WARN” has the meaning set forth in Section 2.9 of this Agreement.

ARTICLE II

TRANSFER OF THE BUSINESS

     2.1  Transfer of the Business. Except for the Excluded Assets as provided in Section 2.2, at the Closing and with effect as of the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Buyer free and clear of all Liens (other than any Lien of the type referred to in subsections (i)-(iii) of the definition of Permitted Liens) (the “Transfer”), and the Buyer shall acquire from the Seller, all of the right, title and interest of the Seller in and to all of the assets, properties, rights and business of the Seller as of the Closing Date used in the operation of the Business of every kind, nature, type and description, real, personal and mixed, tangible and intangible, wherever located (including, for the avoidance of doubt, at the Conveyed Leases Premise), whether known or unknown, fixed or unfixed, or otherwise, whether or not specifically referred to in this Agreement and whether or not reflected on the books and records of the Seller (collectively, the “Purchased Assets”), including the following:

            (a)   Subject to Section 6.17, the License, the Design Agreement or any side letter or other Contract related thereto;

            (b)  all inventories, including Salesmen Samples, Goods in Transit, finished goods, trim, work-in-process, components, raw materials and any other inventory, in each case as sold or used as part of the Business (the “Conveyed Inventory”);

            (c)   all rights, title and interest in and to all or a portion of the leases as set forth on Schedule 2.1(c) (the “Conveyed Leases”);

            (d)  all assets, furniture, fixtures and property physically located on the Closing Date at the premises leased pursuant to the Conveyed Leases (the “Conveyed Leases Premises”), of every kind and nature and description, whether tangible or intangible, real, personal or mixed;

            (e)   the contracts set forth on Schedule 2.1(e) (the “Scheduled Contracts”, and together with the Excluded Contracts, the “Contracts”);

            (f)   all licenses, registrations, franchises, qualifications, provider numbers, permits, approvals and authorizations issued by any Governmental Authority which relate to the Business or the Purchased Assets, in each case to the extent transferable or assignable (the “Governmental Licenses”);

            (g)   all lists, documents, records, written information, computer files and other computer readable media concerning past, present and potential customers and purchasers of goods or services from the Business (the “Customer Lists”);

            (h)   all lists, documents, records, written information, computer files and other computer readable media concerning past, present and potential suppliers and vendors of goods or services to the Business (the “Supplier Lists”);

            (i)   all product records, customer correspondence, production records, contract files, technical, accounting, manufacturing and procedural manuals, employment records, studies, reports or summaries relating to the general condition of the Purchased Assets, and any confidential information which has been reduced to writing or electronic form, to the extent that any of the foregoing relate to or arise out of or are used in the Business (“Records”);

            (j)  all rights under express or implied warranties from the suppliers and vendors (other than Seller and its Affiliates) relating to Purchased Assets and all rights, demands, claims, credit, insurance casualty proceeds, causes of action, relating to the Purchased Assets;

            (k)  all unfilled orders or proposals received for inventory or merchandise of the Business;

            (l)   all Trade Secrets owned by the Seller related to the Business;

            (m)  any other Intellectual Property (including the goodwill associated therewith) owned by the Seller related to the Business and all designs, prototypes, patterns and other design materials owned or used by the Seller or Seller Affiliates relating to the Licensed Products or any other line of products bearing any trademark or logo owned by the Buyer or any Affiliate of the Buyer, including the name CHAPS or any derivative thereof;

            (n)  all rights under any non-disclosure agreements, non-solicitation agreements and non-competition agreements entered into with any parties that relate to the Business (other than Business Employees who are not Transferred Employees) and all rights under the Employment Agreements, including, without limitation, the right to enforce the Employment Agreements from and after the Closing Date, but none of the obligations of LM Services LLC;

            (o)  all “in-store” displays, “shop-in-shop displays” and similar fixtures, improvements and signage related to the Business owned or used by the Seller or Seller’s Affiliates located at retailers and customers of the Business and the Contracts relating thereto; and

            (p)  all prepaid expenses and other deposits related to the Business (“Prepaid Assets”).

     2.2  Excluded Assets. Notwithstanding the provisions of Section 2.1, the Parties acknowledge and agree that the following assets, properties, contracts and rights of the Seller are not included among the Purchased Assets and are excluded from the Transfer (collectively, the “Excluded Assets”):

            (a)  all cash of the Business held by the Seller on the Closing Date;

            (b)  all accounts receivable and notes receivable of any nature relating to the Business existing on the Closing Date (the “Accounts Receivable”);

            (c)  all real property and leases for real property (other than the Conveyed Leases) (the “Retained Real Property”);

            (d)   all assets (other than Conveyed Inventory), furniture, property and fixtures physically located on the Closing Date on the Retained Real Property of every kind and nature and description, whether tangible or intangible, real, personal or mixed;

            (e)  all of the machinery, computers, equipment, tools, fixtures, furniture, appliances, supplies, leasehold improvements and construction in progress owned by the Seller or the Seller’s Affiliates and utilized in the distribution of the Business’ licensed products (other than with respect to the Conveyed Leased Premises);

            (f)   the assets and contracts listed on Schedule 2.2(f) (the (“Excluded Contracts”);

            (g)  all Contracts that have been performed by the parties thereto and only a product or service warranty of the Seller or a claim against the Seller is outstanding on or prior to the Closing Date or could be asserted after the Closing Date;

            (h)   the Seller’s interest in its subsidiary, LM-RL Associates (the “Seller Subsidiary”);

            (i)   all assets of the Seller and its Affiliates required to perform the services to be provided by Seller’s Affiliates to Buyer under the Transition Services Agreement as in effect on the Closing Date.

     2.3  Assumption of Liabilities. At the Closing, the Buyer shall assume the following (and only the following) liabilities and obligations of the Seller to the extent existing on the Closing Date, and no other liabilities or obligations of the Seller (the specific liabilities to be assumed by the Buyer pursuant to this Section 2.3 being collectively referred to as the “Assumed Liabilities”):

            (a)  all obligations of the Seller under the Conveyed Leases and Scheduled Contracts that, by the terms of such Conveyed Leases and Scheduled Contracts, relate solely to periods following the Closing or are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date;

            (b)   all unpaid ordinary course, regular trade accounts payable of the Business as of the Closing Date (other than payables to Affiliates of the Seller), up to the amount included on the Closing Statement (the “Assumed Accounts Payable”); and

            (c)  all obligations of the Seller to pay for Current Inventory that would have constituted Conveyed Inventory as of the Closing Date were they not goods-in-transit for which the Seller has not made full payment as of the Closing Date;

            (d)  all liabilities of the Seller or Seller’s Affiliates related to accrued but unused vacation of the Transferred Employees as of the Closing Date (the “Accrued Vacation Liabilities”) and all severance liabilities of the Seller or Seller’s Affiliates under the Seller’s or Seller’s Affiliates’ severance practice or plan described on Schedule 4.18(f) for each Business Employee who becomes a Transferred Employee; and

            (e) all Accrued Expenses that are outstanding as of the Closing Date.

     2.4  Liabilities Not Assumed by the Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, or in any way be liable or responsible for any, and Seller, each member of the Seller Affiliate Group and their respective Affiliates shall pay, perform and discharge all, of their respective obligations and liabilities, direct or indirect, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, except for the Assumed Liabilities (the “Excluded Liabilities”) and Seller and the Seller Affiliate Group shall hold Buyer harmless with respect to the Excluded Liabilities pursuant to Article X hereof. For the avoidance of doubt, the term Assumed Liabilities does not include Excluded Liabilities and the term Excluded Liabilities includes all liabilities and obligations of the Seller (including without limitation liabilities and obligations imposed by operation of law) other than the liabilities and obligations expressly enumerated under Section 2.3. Without limiting the generality of the foregoing, Excluded Liabilities shall include the following obligations and liabilities:

            (a)   any liability or obligation of the Seller arising out of or in connection with the negotiation and preparation of any of the Transaction Documents or the consummation and performance of the transactions contemplated hereby, including any liability for Taxes so arising;

            (b)  any liability or obligation under the Contracts, including the Conveyed Leases and the Scheduled Contracts that were incurred on or prior to Closing or relate to periods on or prior to the Closing;

            (c)  any liability or obligation of the Seller arising (i) from its failure to perform, or its negligent performance of, its obligations under, or (ii) out of or relating to any breach or claim of breach of a representation, warranty, covenant or agreement of the Seller contained in, any of the Contracts;

            (d)  any liability, obligation or expense of any kind or nature relating to Taxes owed by the Seller or any of its Affiliates or otherwise related to the

Business (including any contractual liability with respect to Taxes of another Person) for any period or portion thereof ending on or before the Closing Date (including, without limitation, any liabilities, obligations and expenses pursuant to any tax sharing agreement, tax indemnification or similar arrangement) or arising as a result of the Closing;

            (e)   any liability or obligation of the Seller or otherwise of the Business to the Seller or any of its directors, officers or Affiliates;

            (f)  subject to Section 6.17, any liability, obligation, cost or expense of the Seller or any of its Affiliates arising out of or relating to any claim, action, suit, complaint, dispute, demand, litigation or judicial, administrative or arbitration proceeding (collectively, “Litigation”) to which the Seller is or was a party or which relates to any time at or prior to the Closing (regardless of whether the Litigation is commenced before or after the Closing and whether or not it relates to or arises out of the Business);

            (g)   subject to Section 6.13, any liability or obligation of the Seller with respect to any Indebtedness or Contingent Obligations, including any accrued interest, fees and any penalties thereon;

            (h)  any liability or obligation of the Seller to or with respect to employees, former employees, (whether or not such employees are Business Employees) consultants and former consultants and Plans and other employee and employment-related liabilities with respect to the Business, including, without limitation, any liability under any of the Employment Agreements or any other employment or similar agreement, any liability for severance of any Business Employee who does not become a Transferred Employee, incentive, bonus or other compensation, health, welfare and other benefit plans of the Seller or any Affiliate of the Seller, whether arising prior to the Closing or otherwise except as are being explicitly assumed pursuant to Section 2.3(d) with respect to the Assumed Vacation Liabilities and any liability for severance of any Business Employee who becomes a Transferred Employee;

            (i)  any accounts payable of the Seller, to the extent such accounts payable of the Seller are not being assumed pursuant to Section 2.3(b);

            (j)  subject to Section 6.17, any product liability or product warranty with respect to any product manufactured, produced or sold by the Seller (or any successor), whether or not included in the Purchased Assets;

            (k)   any liability or obligation of the Seller arising out of or relating to the failure of the Seller to obtain any Governmental Licenses material to or necessary for the conduct of the Business;

            (l)  any liability or obligation of the Seller arising out of or relating to Environmental Laws;

            (m)  any liability with respect to the discharge of any Permitted Lien that does not arise out of any Assumed Liabilities; or

            (n)   all liabilities of the Seller under this Agreement and the other Transaction Documents.

     For the avoidance of doubt, the parties agree that, except for the Assumed Liabilities, the Buyer shall not assume, or in any way be liable or responsible for, any obligations or liabilities of the Seller under the License, the Design Agreement, Contracts (including the Conveyed Leases and the Scheduled Contracts) or otherwise, direct or indirect, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, that were incurred, were payable or relate to any time periods prior to the Closing or were to be observed, paid, discharged, or performed, as the case may be, at any time prior to the Closing.

     2.5  Allocation of Purchase Price and Assumed Liabilities. The parties shall agree in writing upon an allocation for tax purposes of the Purchase Price between the date hereof and the Closing Date. In making such allocation: (i) the amounts allocated to the Conveyed Inventory and other tangible assets included in the Purchased Assets and to the Prepaid Expenses shall be equal to the fair value as of the Closing Date for such items; (ii) an amount shall be allocated to the Non-Compete Agreements as reasonably agreed by the parties prior to the Closing Date; and (iii) amounts allocated to the Conveyed Leases, the Scheduled Contracts, or customer purchase or other orders shall be equal to the fair value as of the Closing Date for such items.

     2.6  Business Employees.

            (a)   The Seller shall update the list of Business Employees provided in Schedule 4.18(c) to reflect new hires, terminations and other personnel changes occurring between Date of Execution and the Closing Date in the ordinary course of business and shall deliver the same to Buyer at least two business days prior to the Closing Date. The Buyer shall offer employment, effective as of the Closing Date, to those Business Employees that (i) are Business Employees in good standing and not on an unauthorized leave of absence and are located in either the Seller’s New York, New York office (other than Samuel Schwab, Tadd Schwab, Margaret A. Wood, Luis Pementel and Hugh Woltzen) or the Martinsburg, West Virginia facility and (ii) the other Business Employees in good standing and not on an unauthorized leave of absence and are located outside of New York, New York or Martinsburg, West Virginia that are listed on Schedule 2.6(a), which schedule shall be amended to reflect new hires for the Business and terminations in the ordinary course of business from the date hereof through the Closing Date and shall be delivered by Seller to Buyer two (2) business days prior to the Closing Date. Such offers of employment shall be communicated to such Business Employees as determined by the Buyer. The Seller shall provide the Buyer, following the Date of Execution but in no event later than 20 days prior to the Closing Date, with access to the Business Employees and with additional reasonable information requested by the Buyer with respect to the Business Employees. Those Business Employees who

are offered employment, accept such offers of employment and commence employment with the Buyer immediately following the Closing are referred to herein as the “Transferred Employees”.

            (b)   The employment of each such Transferred Employee with the Buyer shall commence immediately upon the Closing and shall be deemed for all purposes consistent with the Requirements of Law and except as otherwise expressly provided herein, to have occurred with no interruption or break in service and without termination of employment.

            (c)  For purposes of payroll taxes with respect to Transferred Employees, the Seller shall treat the transaction contemplated by this Agreement, as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-(b)(2).

            (d)  The Buyer shall provide the Transferred Employees with salary, wages and benefits that are substantially similar to that provided to similarly situated employees of the Buyer. Subject to Section 2.8, as applicable, the Buyer will cause to be recognized for purposes of participation, eligibility and vesting, but not for benefit accruals, the service of each Transferred Employee with the Seller prior to the Closing Date under each employee benefit or welfare plan, program policy or arrangement, including severance, if applicable in which such employee participates after the Closing Date.

            (e)   The Seller shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), to provide continuation coverage to or with respect to any Business Employee (and covered dependent) with respect to any “qualifying event” occurring on or prior to the Closing Date. The Buyer shall be responsible for satisfying obligations under COBRA to provide continuation coverage to or with respect to any Transferred Employee (and covered dependent) with respect to any “qualifying event” which occurs after the Closing Date.

     2.7  [Intentionally Omitted]

     2.8  Vacation. Each Transferred Employee will be credited by the Buyer under the Buyer’s applicable vacation policy with any accrued but unused vacation earned as of the Closing Date that is included as an Accrued Vacation Liability in the Asset-Liability Ratio under the Seller’s vacation policy applicable to such Transferred Employee. The Buyer shall recognize service by each Transferred Employee with Seller for purposes of determining entitlement to vacation beginning in the calendar year following the Closing Date under the applicable vacation policy of the Buyer.

     2.9  WARN. No later than five (5) days prior to the Closing Date, the Seller shall provide the Buyer with a list setting forth the number of Business Employees terminated from each site of employment of the Business during the 90-day period ending on the Closing Date for reasons qualifying the termination as “employment losses” under the Worker Adjustment and Restraining Notification Act, as amended and the regulations promulgated thereunder (“WARN”) and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to WARN.

     2.10  Defined Contribution Plan. The Seller shall cause each Transferred Employee who was participating in any defined contribution plan sponsored or maintained by the Seller immediately prior to the Closing Date and who had an account balance in excess of $.01 in such plan as of the Closing Date to be fully vested in such account as of the Closing Date.

     2.11  Severance. If a Transferred Employee who is set forth on Schedule 2.11 remains actively employed and in good standing with the Buyer after the second anniversary of the Closing Date, then Buyer shall promptly thereafter pay to the Seller an amount equal to fifty percent (50%) of the amount set forth next to such Transferred Employee’s name on Schedule 2.11, which schedule shall be updated by Seller and delivered to Buyer two business days prior to the Closing Date to reflect ordinary course hires and terminations prior to the date hereof through the Closing Date, by wire transfer of immediately available funds to an account designated by Seller.

     2.12  Consents to Assignment. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Contract or any claim, right or benefit arising thereunder or resulting therefrom, if a consent has not been obtained or if an attempted assignment thereof would be ineffective. If any such consent has not been obtained as of the Closing Date, or if an attempted assignment of any such Contract would be ineffective, (a) the Seller shall so advise the Buyer and (b) the Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefits under such Contract, including enforcement for the benefit of the Buyer of any and all rights of the Seller against a third party arising out of any breach or cancellation by such third party or otherwise.

     2.13  Name Changes. Within sixty days of the Closing Date, the Seller shall change its name to not include “RL”, “Polo Ralph Lauren” or any portion or derivation thereof and during such sixty day period, Seller shall continue to use the name RL Childrenswear Company, LLC only as is necessary to collect Accounts Receivable and to wind down its existing Business operations, and on or before the Closing Date, Seller shall cause the Seller Subsidiary to change its name in a similar manner.

ARTICLE III

CLOSING

     3.1  Payment of Purchase Price. The purchase price for the Business (including, without limitation, the Goodwill), shall be an amount equal to Two Hundred Thirty Two Million One Hundred Thousand Dollars ($232,100,000) plus the Estimated

Positive Asset-Liability Ratio Amount, if any, minus the Estimated Negative Asset-Liability Ratio Amount, if any, minus the DC Adjustment Amount, minus the Estimated Markdown Pool Amount, (the “Estimated Closing Date Basic Purchase Price”); provided, that the Estimated Closing Date Basic Purchase Price shall be adjusted following the Closing pursuant to Section 3.4. In addition to the adjustment to the Estimated Closing Date Basic Purchase Price, the Buyer shall also pay to the Seller the Additional Purchase Price as calculated in accordance with, and pursuant to the terms and conditions set forth in, Section 3.5.

     3.2  Closing. Unless this Agreement shall have terminated pursuant to Article XI, and subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the sale and purchase of the Purchased Assets and the assumption and assignment of the Assumed Liabilities (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, LLP on the second business day following the date upon which the conditions set forth in Articles VII and VIII (other than those conditions that can only be satisfied at Closing) shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date as the Buyer and the Seller may mutually agree in writing (the “Closing Date”).

     3.3  Additional Transactions at Closing. At the Closing, the parties hereto shall enter into the following agreements:

            (a)  a bill of sale in a form reasonably satisfactory to Buyer and Seller transferring all of the Seller’s rights, title and interest in and to the Purchased Assets; and

            (b)  an assumption and assignment agreement in a form reasonably satisfactory to Buyer and Seller.

     3.4  Post-Closing Purchase Price Adjustments. The Seller and the Buyer agree that the Estimated Closing Date Basic Purchase Price shall be adjusted following the Closing as follows:

            (a)  Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Seller (i) a statement (the “Closing Statement”) setting forth the Adjusted Inventory Amount, the amount of Prepaid Assets, the amount of the Assumed Accounts Payable, the Accrued Vacation Liability Amount, the Additional Royalty Payment Amount and the Accrued Expenses amount, in each case as of the Closing Date and (ii) the Buyer’s calculation of (a) the Asset-Liability Ratio Amount, (b) the Markdown Pool Amount and (c) the Final Basic Purchase Price. The Prepaid Asset Amount, the amount of Assumed Accounts Payable shall be determined in accordance with GAAP applied on a consistent basis with the accounting principles used in the preparation of the Balance Sheet. The Accrued Expenses amount shall be determined in accordance with GAAP and reflect the amounts due and outstanding as of the Closing Date for the respective categories included in Schedule 1.1 notwithstanding the Seller’s historical accounting practices therefor. The Adjusted Inventory Amount shall be determined using the agreed-upon valuation assumptions set forth in Schedule 3.4(a)

applied to the FIFO (meaning “first-in-first-out”) cost of the Conveyed Inventory, determined in accordance with GAAP. The delivery of the Closing Statement shall be accompanied by all information reasonably necessary to determine the Asset-Liability Ratio, the Asset-Liability Ratio Amount, the Adjusted Inventory Amount, the Prepaid Asset amount, the Accrued Vacation Liability amount, the Accrued Expenses amount and the amount of Assumed Accounts Payable, the Additional Royalty Payment Amount and the Markdown Pool Amount (including detailed schedules of Current Inventory, Medium Term Inventory, BSRs, Transition Inventory, Scheduled 4/25 Inventory, Scheduled 5/25 Inventory, Purchase Order Scheduled 5/25 Inventory, Purchase Order Scheduled 4/25 Inventory, Prepaid Assets, Accrued Vacation Liability, Accrued Expenses and lists of Assumed Accounts Payable in each case at the Closing Date). The Seller shall cooperate with the Buyer in the preparation of the Closing Statement. Simultaneously with the delivery of the Closing Statement, the Buyer shall notify the Seller in writing of the amount, if any, that the Buyer believes is payable pursuant to Section 3.4(d) below.

            (b)  The Buyer, upon prior notice by the Seller, shall allow the Seller and its agents access at all reasonable times after the Closing Date to the applicable books, records and accounts of the Business reasonably related to the preparation of the Closing Statement to allow the Seller to examine the accuracy of the Closing Statement. Within 30 days after the date that the Closing Statement is delivered by the Buyer to the Seller, the Seller shall complete its examination thereof and may deliver to the Buyer a written report setting forth in reasonable detail any proposed adjustments to the Closing Statement, which may include claims that items included in the Current Inventory, Medium Term Inventory, BSRs, Transition Inventory, Scheduled 4/25 Inventory, Scheduled 5/25 Inventory, Purchase Order Scheduled 5/25 Inventory, Purchase Order Scheduled 4/25 Inventory, Prepaid Assets, Accrued Vacation Liability, Accrued Expenses or Assumed Accounts Payable are not properly included (the “Dispute Report”). If the Seller notifies the Buyer of its acceptance of the Adjusted Inventory Amount, Prepaid Asset amount, Accrued Vacation Liability amount, the amount of Accrued Expenses and the amount of Assumed Accounts Payable amount, the Markdown Pool Amount, the Additional Royalty Payment Amount or the Final Basic Purchase Price set forth on the Closing Statement, or if the Seller fails to deliver the Dispute Report within the 30-day period specified in the preceding sentence, the amounts set forth in the Closing Statement shall be final, conclusive and binding on the parties as of the last day of such 30-day period.

            (c)   If the Seller timely delivers the Dispute Report, the Buyer and the Seller shall use good faith efforts to resolve any dispute involving the Adjusted Inventory Amount, the Prepaid Asset Amount, Accrued Vacation Liability, Assumed Accounts Payable Amount, the Additional Royalty Payment Amount, the Markdown Pool Amount and/or the Final Basic Purchase Price (each, a “Disputed Matter”), and any resolution between them as to a Disputed Matter shall be final, binding and conclusive on the parties hereto and shall be evidenced by a written agreement to that effect. However, if, after 30 days following the receipt by the Buyer of the Dispute Report, the Seller and the Buyer are unable to resolve any Disputed Matter, such Disputed Matter shall be referred to PricewaterhouseCoopers, LLP (“PWC”), or if PWC is unable or unwilling to serve in such capacity, an independent nationally recognized accounting firm mutually selected by Buyer and Seller (the “Arbitrator”). Each of the Seller and the Buyer may submit such written evidence and supporting documentation as they deem appropriate to the Arbitrator. The Arbitrator shall not hold any hearings or accept oral testimony. The scope of the disputes to be resolved by the Arbitrator shall be limited to the items in dispute that were timely and properly included in Dispute Report and the Arbitrator is not to make any other determination. The Arbitrator in making its determination shall not assign a value greater than the greatest value for such item claim by either party or a smaller than the smallest value for such item claimed by either party. The Arbitrator shall be instructed to use every reasonable effort to make its determination with respect to such Disputed Matter (the “Determination”) within 30 days of the submission to it of such Disputed Matter. The Buyer and the Seller shall give the Arbitrator access at all reasonable times to the books, records and accounts of the Business used to prepare the Closing Date Balance Sheet. After completing the Determination, the Arbitrator shall deliver notice of the Determination to the Buyer and the Seller and upon receipt thereof, the Determination shall be final, binding and conclusive on the parties hereto with respect to such Disputed Matter. Judgment may be entered upon the determination of the Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced.

            (d) An adjustment to the Estimated Closing Date Basic Purchase Price shall be calculated as follows:

                 (i)     If the Estimated Closing Date Basic Purchase Price exceeds the Final Basic Purchase Price as determined pursuant to Section 3.4, then the Seller shall pay over to the Buyer in cash the amount of such excess.

                 (ii)   If the Final Basic Purchase Price as determined pursuant to Section 3.4 exceeds the Estimated Closing Date Basic Purchase Price then the Buyer shall pay over to the Seller in cash the amount of such excess.

                 (iii) The payment due to Buyer or Seller, as the case may be, under clauses (i) or (ii) of this Section 3.4(d) shall be paid, together with interest thereon, at the rate of 8% per annum from, and including, the Closing Date to, but excluding, the date of payment, shall be made by wire transfer of immediately available funds within five (5) business days after the date on which the Closing Statement, the Asset-Liability Ratio, the Markdown Pool Amount and the Additional Royalty Payment are finally determined in accordance with this Section 3.4.

     3.5  Additional Purchase Price. The aggregate amount of the additional purchase price payable by the Buyer to the Seller shall be calculated as follows and the payment thereof under this Section 3.5 shall be subject to the provisions of Section 10.4 (Set-Off) (the aggregate amount of the Annual Deferred Payments, the Contingent Purchase Price Payments and the Supplemental Deferred Purchase Price Payments calculated pursuant to this Section 3.5, is referred to as the “Additional Purchase Price”):

            (a)  For each Earn Out Eligible Period, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller within 45 days of the end of such Earn-Out Eligible Period (i) a statement of Shipments for such Earn-Out Eligible Period, which shall be prepared in good faith, and (ii) a statement of the portion of the Contingent Purchase Price payable with respect to such Earn-Out Eligible Period as determined in accordance with this Section 3.5 (each, an “Earn-Out Report”). The Buyer shall consult with the Seller in the preparation of each Earn-Out Report. Each Earn-Out Report shall be binding upon all parties hereto if the Seller delivers written notification to the Buyer of its acceptance of the statement of the portion of the Contingent Purchase Price payable with respect to such Earn-Out Eligible Period as set forth in the Earn-Out Report (the “Notice of Acceptance”), or if the Seller shall not have given to the Buyer a written notice of its disagreement with such Earn-Out Report (a “Notice of Disagreement”) within 30 days after its receipt of such Earn-Out Report. During such 30-day period, upon prior notice by the Seller, the Buyer shall allow the Seller reasonable access during regular business hours to the books, records and accounts of the Buyer reasonably related to the preparation of the Earn-Out Report to allow them to examine each Earn-Out Report. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During the 30-day period following the delivery of any Notice of Disagreement, the parties hereto will attempt to resolve in good faith any disputed items. Failing such resolution, all matters specified in the Notice of Disagreement and not so resolved (the “Earn-Out Disputed Matters”) shall be referred to PWC, or if PWC is unable or unwilling to serve in such capacity, an independent nationally recognized accounting firm mutually selected by Buyer and Seller (the “Earn-Out Arbitrator”) for resolution. The Earn-Out Arbitrator shall consider only the Earn-Out Disputed Matters and the Earn-Out Arbitrator is not to make any other determination. The Earn-Out Arbitrator in making its determination shall not assign a value greater than the greatest value for such item claim by either party or smaller than the smallest value for such item claimed by either party. The Earn-Out Arbitrator shall be instructed to act promptly to resolve all Earn-Out Disputed Matters and its decision with respect to all Earn-Out Disputed Matters shall be final, binding and conclusive upon the parties hereto with respect to such Earn-Out Disputed Matters. Judgment may be entered upon the determination of the Earn-Out Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced. Upon resolution by the Earn-Out Arbitrator of all Earn-Out Disputed Matters, the Earn-Out Arbitrator shall cause to be prepared and shall deliver to the Seller and the Buyer a final and definitive earn-out report (the “Definitive Earn-Out Report”), which shall (i) reflect the determination of the Earn-Out Arbitrator with respect to any Earn-Out Disputed Matters and (ii) be final, binding and conclusive upon the parties hereto with respect to such Earn-Out Disputed Matters. Each of the Buyer and the Seller shall bear all costs, fees and expenses incurred by it in connection with such dispute resolution, and the Seller and Buyer shall share equally all of the costs, fees and expenses of the Earn-Out Arbitrator.

            (b)  The Annual Deferred Payments, the Supplemental Deferred Purchase Price Payments and the Contingent Purchase Price Payments payable to the Seller shall be calculated and paid as follows, subject at all times to the limitations described in Section 3.5(b)(iv) and subject to the provisions of Section 10.4:

                 (i)    Annual Deferred Purchase Price Payments. Seller shall be entitled to receive the following payments (the “Annual Deferred Payments”):

                 (1)  Seller shall be entitled to receive from Buyer a deferred purchase price payment equal to $1,666,666 by wire transfer of immediately available funds to a bank account designated by Seller, which payment shall be made by Buyer on the business day immediately preceding the first anniversary of the Closing Date.

                 (2)  Seller shall be entitled to receive from Buyer a deferred purchase price payment equal to $1,666,666 plus accrued and unpaid interest thereon from the Closing Date through the second anniversary of the Closing Date at an annual rate equal to applicable federal rate as published by the Internal Revenue Service in effect on the Closing Date for short-term obligations (based on a 360 day year of twelve 30 day months, which interest shall not compound) by wire transfer of immediately available funds to a bank account designated by Seller, which payment shall be made by Buyer on the second anniversary of the Closing Date.

                 (3)  Seller shall be entitled to receive from Buyer a deferred purchase price payment equal to $1,666,666 plus accrued and unpaid interest thereon from the Closing Date through the third anniversary of the Closing Date at an annual rate equal to applicable federal rate as published by the Internal Revenue Service in effect on the Closing Date for short-term obligations (based on a 360 day year of twelve 30 day months, which interest shall not compound) by wire transfer of immediately available funds to a bank account designated by Seller, which payment shall be made by Buyer on the third anniversary of the Closing Date.

                 (ii)  Contingent Purchase Price Payments. The Seller shall be entitled to receive the following payments (the “Contingent Purchase Price Payments”):

                 (1)  If (A) Shipments for the First Earn-Out Eligible Period (the “First Period Shipments”) are greater than $188,000,000, then the Seller shall be entitled to receive a payment in an amount equal to the lesser of (a) $1,666,666 and (b) the product of (x) First Period Shipments minus $188,000,000 and (y) 20%; and (B) the First Period Shipments are less than or equal to $188,000,000, no amount shall be payable to the Seller as a Contingent Purchase Price under this Section 3.5(b)(ii)(1).

                 (2)  If (A) Shipments for the Second Earn-Out Eligible Period (the “Second Period Shipments”) plus First Period Shipments (such sum, the “Second Period Cumulative Shipments”) is equal to an amount greater than $386,000,000, then the Seller shall be entitled to receive a payment in an amount equal to the lesser of (a) $3,333,333 minus the amounts, if any, paid by the Buyer to the Seller under Section 3.5(b)(ii)(1) and (b) the product of

(x) Second Period Cumulative Shipments minus $386,000,000 and (y) 20%; and (B) Second Period Cumulative Shipments are less than or equal to $386,000,000, no amount shall be payable to the Seller as a Contingent Purchase Price under this Section 3.5(b)(ii)(2).

                 (3)  If (A) Shipments for the Third Earn-Out Eligible Period (the “Third Period Shipments”) plus Second Period Cumulative Shipments (such sum, the “Third Period Cumulative Shipments”) is equal to an amount greater than $594,000,000, then the Seller shall be entitled to receive a payment in an amount equal to the lesser of (a) $5,000,000 minus the amounts, if any, paid by the Buyer to the Seller under Sections 3.5(b)(ii)(1) and 3.5(b)(ii)(2), and (b) the product of (x) Third Period Cumulative Shipments minus $594,000,000 and (y) 20%; and (B) the Third Period Cumulative Shipments are less than or equal to $594,000,000, no amount shall be payable as a Contingent Purchase Price under this Section 3.5(b)(ii)(3).

Notwithstanding anything to the contrary set forth herein, in no event shall the Contingent Purchase Price Payments payable under this Section 3.5(b)(ii) exceed $5,000,000 in the aggregate.

                 (iii) Supplemental Deferred Purchase Price. The Seller shall be entitled to receive the following payments (the “Supplemental Deferred Purchase Price”):

                 (1)  On the six month anniversary of the Closing Date, Seller shall be entitled to receive from Buyer a supplemental deferred purchase price equal to $5,000,000 by wire transfer of immediately available funds to a bank account designated by Seller.

                 (2)  On the business day immediately preceding the first anniversary of the Closing Date, Seller shall be entitled to receive from Buyer a supplemental deferred purchase price equal to $5,000,000 by wire transfer of immediately available funds to a bank account designated by Seller.

                 (iv)   Notwithstanding anything to the contrary set forth herein, if there has been a final determination by a court of competent jurisdiction that Samuel Schwab has breached the Samuel Schwab Non-Compete Agreement, then the parties hereto agree that in order to compensate the Buyer in part but not exclusively for the damages suffered as a result of such breach and not to the exclusion of any other equitable or legal remedy that the Buyer may have as a result of such breach, Section 3.5(b)(ii) shall terminate and be of no further force and effect from and after the effective date of such breach and the Seller shall immediately remit to the Buyer by wire transfer of immediately available funds any Contingent Purchase Price Payments previously paid to the Seller under Section 3.5(b)(ii), together with interest thereon at a rate of 8% per annum from the date such purchase price payments were made by the Buyer until such amounts are repaid in full.

            (c)  Subject to Sections 3.5(b)(iv) and 10.4, amounts payable to the Seller under Section 3.5(b)(ii), if any, will be payable (i) if the Seller delivers to the Buyer a Notice of Acceptance with respect to the applicable Earn-Out Report, on the tenth day after which the Notice of Acceptance is delivered, (ii) if the Seller shall not have given to the Buyer a Notice of Disagreement with respect to the applicable Earn-Out Report within the 30 day period after its receipt of such Earn-Out Report, on the tenth day after which the 30 day period has expired or (iii) if a Notice of Disagreement is delivered by the Seller with respect to the applicable Earn-Out Report, on the tenth day after which (x) the parties resolve the disputed items or (y) the applicable Definitive Earn-Out Report is delivered, as the case may be (each a “Payment Date”). Subject to Section 3.5(b)(iv) and 10.4, any amounts payable to Seller under Section 3.5(b)(ii) shall be paid by the Buyer in cash by the wire transfer of immediately available funds, to an account designated by the Seller in writing at least five days prior to the applicable Payment Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer as of the Date of Execution and as of the Closing Date as follows:

     4.1  Due Incorporation and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and the Seller has all requisite limited liability company power and lawful authority to own, lease and operate the Business and Purchased Assets and to carry on the Business as now conducted. The Seller is qualified to transact business and is in good standing in each jurisdiction in which the nature of the Business or location of the Purchased Assets requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean a circumstance, fact, change, development or effect relating to the Business (a) that has had, or would reasonably be expected to have, individually or the aggregate, a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of the Business taken as a whole or (b) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to consummate the transactions contemplated by the Transaction Documents or materially impairs or delays the ability of the Seller to effect the Closing; provided that a Material Adverse Effect shall not include any circumstances, facts, changes, developments or effects which (i) relate to the Business and are attributable primarily to the occurrence of a material adverse effect on the Buyer and its Subsidiaries or (ii) affects the childrenswear apparel industry in general and not specifically relating to the Business. The Seller has no Subsidiaries other than the Seller Subsidiary. The Seller does not conduct the Business in any jurisdiction other than its jurisdiction of formation and the jurisdictions set forth on Schedule 4.1.

     4.2  Charter Documents. The copies of the certificate of formation of the Seller and the current version of the limited liability company agreement of the Seller which have been previously delivered to the Buyer, are true, correct and complete and in effect as of the Date of Execution and shall be true, correct and complete and in effect as of the Closing Date.

     4.3  Financial Statements. The Seller has made available to the Buyer true, correct and complete copies of (a) the audited financial statements of the Seller, containing a consolidated balance sheet, consolidated statements of income, changes in members’ equity and cash flows as at and for the Seller’s fiscal years ended December 31, 2002 and December 31, 2003 together with the reports of each of Ernst & Young, LLP and BDO Seidman, LLP, respectively, on such statements, (the “Audited Financials”) and (b) the consolidated unaudited balance sheet as of March 31, 2004 and consolidated statements of income and cash flows as at and for the Seller’s three-month period ended March 31, 2004 (the “Unaudited Financials”, and, together with the Audited Financials, the “Financials”). Except as set forth on Schedule 4.3, the Financials have been prepared in accordance with GAAP applied on a consistent basis and present fairly in all material respects the financial position of the Seller as of such dates, and the results of its operations and cash flows during the respective periods then ended. Since December 31, 2003, there has been no change in any accounting policy or the methods of application thereof by the Seller. The audited balance sheet as of December 31, 2003 is referred to herein as the “Balance Sheet” and December 31, 2003 is referred to as the “Balance Sheet Date”.

     4.4  No Material Adverse Change. Since the Balance Sheet Date, there has been no circumstance, fact, change, development or effect that, individually or together with all other circumstances, facts, changes, developments or effects, has had, or would reasonably be expected to have, a Material Adverse Effect. The Seller has no Knowledge of any such circumstances, facts, changes, developments or effects referred to in the preceding sentence that are threatened (other than those circumstances, facts, changes, developments or effects known to Buyer as of the date hereof), nor has there been any damage, destruction or loss materially affecting the assets, properties, business or condition of the Seller used in connection with the conduct of the Business, whether or not covered by insurance.

     4.5  Tax Matters.

            (a)   Income Taxes. (i) The Seller has been treated as a pass-through entity for federal income Tax purposes and for purposes of all applicable state and local income Taxes for all times and therefore will have no liability for any income Taxes.

                 (i)     None of the Assets constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code.

                 (ii)   None of the Assets is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the

Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

            (b)  Other Taxes. Seller represents and warrants to Buyer that, with respect to all Taxes other than income taxes (“Other Taxes”):

                 (i)     The Seller has properly prepared and timely filed or caused to be filed all Tax Returns required to be filed with respect to the Business and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all respects.

                 (ii)  The Seller has fully and timely paid all Other Taxes owed by it (whether or not shown on any Tax Return), and has made adequate provision for any Other Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the Closing Date.

                 (iii) Except as set forth on Schedule 4.5, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Seller, threatened with respect to any Other Taxes due from or with respect to the Seller, or any Tax Return of the Seller. Except as set forth on Schedule 4.5, No audit of any Tax Return has been conducted within the previous five (5) taxable years of the Seller.

                 (iv)  No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Other Taxes against the Seller, and no claim in writing has been made by any Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Other Taxes asserted or assessed against the Seller have been fully and timely paid, settled or properly reflected in the Financials.

                 (v)    The Seller has provided to the Buyer copies of all Other Tax audit reports affecting the Business that have been issued with respect to the previous five (5) taxable years of the Seller.

                 (vi)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Other Taxes due from the Seller for any taxable period and no request for any such waiver or extension is currently pending.

                 (vii) There are no Other Tax deficiencies or claims (including penalties and interest) of any kind asserted, assessed or to the Seller’s Knowledge, that could be asserted or assessed against or relating to the Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in any Lien on any of the Purchased Assets or on the Buyer’s right, title or use of the Purchased Assets or that would result in any claim against the Buyer.

     4.6  Compliance with Laws. The Seller is in compliance in all material respects with all Requirements of Law applicable to the Business and the Seller has not received any written or oral notice of any actual or alleged violation of a Requirement of Law applicable to the Business.

     4.7  Authority to Execute and Perform Agreements; Consents. The Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver the Transaction Documents, and to perform fully its obligations under the Transaction Documents. Each of the Transaction Documents has been duly executed and delivered by the Seller and, assuming the due execution and delivery by the other parties hereto and thereto, is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Except as set forth on Schedule 4.7 and except for the filing of a notification and report form in compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), no approval or consent of any Governmental Authority is required in connection with the execution and delivery by the Seller of the Transaction Documents and the consummation and performance by the Seller of the transactions contemplated by them. Except as set forth on Schedule 4.7, the execution and delivery of the Transaction Documents by the Seller, the consummation by the Seller of the transactions contemplated by the Transaction Documents, and the performance by the Seller of the Transaction Documents in accordance with their respective terms and conditions (including the Transfer) will not give rise to any Liens (other than Permitted Liens) on any of the Purchased Assets and will not conflict with, or result in the breach or violation of, any of the terms or conditions of, or constitute (or with the passing of time or giving of notice, or both, would constitute) a default or otherwise require the consent of any Person or the delivery of any notification, alter the terms of or otherwise materially and adversely affect the Seller under: (a) the limited liability company agreement of the Seller; (b) any material Contractual Obligations of the Seller, including the Scheduled Contracts and the License; (c) any Requirements of Law material to the operation of the Business; (d) any orders, judgments, injunctions, awards, decrees or writs (collectively, “Orders”) of any court or Governmental Authority; or (e) any Governmental License material to the operation of the Business.

     4.8  Litigation. Except as set forth on Schedule 4.8, (a) the Seller is not a party to, nor to the Knowledge of the Seller, is threatened with, any Litigation (i) for which Buyer could reasonably be expected to have any liability or (ii) that is material to the Business, and (b) the Seller is not subject to any Orders.

     4.9  Contracts.

            (a)  Schedule 4.9(a) sets forth a list of all of the Contracts (specifying in each case the name of, date of and parties to such Contract and all significant amendments, modifications and supplements thereto). Other than the Contracts, there are no Contractual Obligations that are material to the Business or by which the Purchased Assets are bound or are subject in any material respect.

            (b)   Except as set forth on Schedule 4.9(b):

          (i) the Seller has performed each material term, covenant and condition of each Scheduled Contract and no default or event which, with the passing of time or giving of notice (or both) would constitute a default on the part of the Seller, or to the Knowledge of the Seller, any other party thereto, exists under any such Contract;

          (ii) each of the Scheduled Contracts and the License is in full force and effect and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms and, to the Knowledge of the Seller, against each other party thereto;

          (iii) the Seller has furnished the Buyer with true, correct and complete copies of the Scheduled Contracts, including all significant amendments, modifications and supplements thereto;

          (iv) the Scheduled Contracts do not contain any provision which provides for automatic termination upon the occurrence of the transactions contemplated hereby or for the right of any party to any Contract to terminate, accelerate or receive any payment or other more favorable terms and conditions upon occurrence of the transactions contemplated hereby; and

          (v) There are no Persons holding a power of attorney on behalf of the Seller that would enable such Persons to sell, lease or otherwise encumber any of the Purchased Assets.

     4.10 Real Estate. The Seller has furnished the Buyer with a true, correct and complete copy of the Conveyed Leases (including all modifications, amendments and supplements thereto). There is no material expense, payment or other Liability due pursuant to the Conveyed Leases for maintenance, repair, renovation, restoration or otherwise of the Conveyed Leases, other than in the ordinary course and consistent with past practice. The Seller holds the leasehold estate under and interest in the Conveyed Leases free and clear of all Liens for monies owed by the Seller or an Affiliate of the Seller. The Conveyed Leases are valid, binding and in full force and effect; all rent and other sums or charges payable by the Seller or an Affiliate of the Seller as tenant thereunder are current; no notice of default under the Conveyed Leases has been received by the Seller or an Affiliate of the Seller which remains uncured; and, to the Knowledge of the Seller, no material uncured default on the part of the Seller or an Affiliate of the Seller or the landlord exists under the Conveyed Leases and no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. There are no leases, subleases, licenses or other agreements granting to any person other than the tenant under each Conveyed Lease any right to the possession, use, occupancy or enjoyment of the Conveyed Lease Premises or any portion thereof. Except with respect to the Martinsburg, West Virginia facility, the tenants under the Conveyed Leases neither the Seller nor any Affiliate of the Seller owns or holds, or are obligated under or party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Conveyed Lease Premises or any portion thereof or interest therein. No portion of the Conveyed Leases Premises has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

     4.11 Intellectual Property. There are no Patents, Trademarks or any other Intellectual Property of any kind or nature owned by the Seller and used in connection with the Business, other than the IP Licenses. Schedule 4.11 sets forth a true and complete list of all material licenses, sublicenses and other agreements of the Seller relating to Intellectual Property and used in the Business (the “IP Licenses”). All of the IP Licenses are valid, subsisting, in full force and effect and binding upon the parties thereto and each party thereto has been in full compliance with all applicable material terms and requirements of such IP License. Upon completion of the transactions contemplated hereby, the Buyer will own all right, title and interest in and to the IP Licenses on identical terms and conditions as the Seller enjoyed immediately prior such transactions. Except as set forth on Schedule 4.11, the IP licenses, together the Intellectual Property made available to the Buyer under the Transition Services Agreement constitute all of the Intellectual Property necessary to conduct the Business as currently conducted. The License and the Design Agreement constitute all of the Contracts that the Seller or any of its Affiliates are a party to with the Buyer or any of its Affiliates with respect to the license of any trademarks or logos by the Buyer or by such Affiliate to the Seller or any of its Affiliates.

     4.12 Title to Assets.

          (a) Except as set forth on Schedule 4.12(a), (i) the Seller owns outright and has good and marketable title to, or has valid leasehold interests in, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), (ii) other than (A) the Excluded Assets, (B) the services being provided by the Seller and its Affiliates pursuant to the Transition Services Agreement, and (C) the services provided by the Business Employees, the Purchased Assets (including the assets that will be transferred to the Seller pursuant to Section 6.14 prior to the Closing Date) constitute all of the assets, properties, permits, rights, agreements and other Contract rights and interests which are necessary to enable Buyer after the Closing to operate the Business in a manner consistent with the manner in which such Business is currently being operated by the Seller and its Affiliates, and (iii) the Transfer will vest good and marketable title in and to the Purchased Assets in the Buyer free and clear of all Liens (other than Permitted Liens).

          (b) The schedule of booked and confirmed orders from customers of Seller attached as Schedule 4.12(b), which Schedule shall be updated two (2) business days prior to the Closing Date, is true and correct and such orders represent bona fide third party arms’ length transactions.

     4.13 Liabilities. The Seller has no direct or indirect Indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility relating to the Business, whether known or unknown, fixed or unfixed, inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including liabilities on account of Taxes, whether or not of a kind required by GAAP to be set forth on a financial statement (collectively, "Liabilities”), other than (a) the Assumed

Liabilities, (b) Liabilities fully and adequately reflected or reserved against in the Balance Sheet (c) Liabilities incurred since the Balance Sheet Date in the ordinary course of business, (d) Liabilities which are not material, individually or in the aggregate, and (e) Liabilities under the Contracts set forth on Schedule 4.9(a).

     4.14 Inventory. Except for the inventory that is subject to the valuation adjustments pursuant to Section 3.4, the Conveyed Inventory (including any inventory that would have constituted Conveyed Inventory were they not goods-in-transit as of the Closing Date) is first quality, readily saleable finished goods saleable in the ordinary course of business.

     4.15 Environmental, Health, and Safety Matters. The Seller is in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, the Seller has obtained and is in compliance in all material respects with all Governmental Licenses that are required pursuant to Environmental Laws for the operation of the Business. The Seller has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental Laws or any material liabilities or potential material Liabilities, including any investigatory, remedial or corrective obligations, relating to the Seller or the facilities used by the Seller in the conduct of the Business arising under Environmental Laws.

     4.16 Commercial Relationships. To the Knowledge of the Seller, as of the date hereof, the relationships of the Seller with each of its top 10 (in each case as measured by dollar value for the twelve month period immediately preceding the Date of Execution) vendors, customers, suppliers and distributors in respect of the Business are good commercial working relationships. To the Knowledge of the Seller, the Seller has not received any written notice that any such primary vendor, customer, supplier or distributor intends to cancel or otherwise materially modify in a negative manner its relationship with the Seller or to materially decrease, modify or limit its services, supplies or materials to the Seller or its usage of the services or products of the Seller.

     4.17 Insurance. The Seller maintains, or under contractual arrangements is named as an additional insured in, policies or binders of fire, liability, workers’ compensation, vehicular and other insurance customarily maintained by Persons engaged in businesses similar to the Business. A true, correct and complete list of such policies insuring the Business is set forth on Schedule 4.17. Such policies and binders are in full force and effect.

     4.18 Employment and Labor Matters.

          (a) Except as set forth on Schedule 4.18(a), neither the Seller nor any of the Seller’s Affiliates is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, or, to the Knowledge of the Seller, purporting to represent or attempting to represent any Business Employee. No collective bargaining agreements are currently being negotiated by the Seller or any of the Seller’s Affiliates.

          (b) Each of the Seller and its Affiliates are in compliance in all material respects with any Requirements of Law or Orders regarding the terms and conditions of employment of employees or prospective employees of the Seller or any of the Seller’s Affiliates or other labor related matters, including Requirements of Law or Orders relating to discrimination, fair labor standards, wrongful discharge or violation of the personal rights of such employees.

          (c) Seller shall provide to Buyer on the date hereof as Schedule 4.18(c), a true, correct and complete list of the Business Employees as of the Date of Execution, their position and length of service, their salary, bonuses and any other employee benefits to which they are entitled, other than those provided by law. Except as disclosed in Schedule 4.18(c), no increase in any manner of the compensation or other remuneration of any nature has been made or authorized since January 1, 2004 to any Business Employees, except if such increase is required by a Requirement of Law, by collective labor agreements or pursuant to an executed employment agreement.

          (d) [Intentionally Omitted]

          (e) Each of the Seller and its Affiliates are in material compliance with all applicable laws and applicable labor collective agreements respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours, and all applicable laws and regulations concerning health and safety in the workplace. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Seller, threatened against the Seller or any of Seller’s Affiliates, with respect to the Business; and no material employment related complaint or grievance has been made to the Seller and is currently pending or, to the Knowledge of the Seller, has been threatened against, the Seller or any of Seller’s Affiliates.

          (f) The Seller has made available to the Buyer a list and copies (or descriptions, if not in writing) of each Plan that is maintained, administered or contributed to by the Seller or any ERISA Affiliate, or to which the Seller or ERISA Affiliate has any obligation to contribute, and that covers any Business Employee (each a the “Benefit Plan”) and, to the extent applicable with respect thereto, the most recent summary plan description, summary of material modifications and any other written communication (or a description of any oral communications) by the Seller to the Business Employees concerning the extent of the benefits provided under each Benefit Plan. Schedule 4.18(f) contains a list of each Benefit Plan.

          (g) With respect to any Business Employee, to the Seller’s Knowledge, other than routine claims for benefits, no lawsuits or complaints to or by any person or governmental authority have been filed or made against any Benefit Plan or against the Seller in respect of any Benefit Plan or, to the Seller’s Knowledge, against any other person or party in respect of any Benefit Plan and, to the Seller’s Knowledge, no such material lawsuits or complaints are pending, threatened, or reasonably likely to occur. To the Seller’s Knowledge, no individual who has performed services for the

Seller in the Business has been improperly excluded from participation in any Benefit Plan.

          (h) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and has been maintained in material compliance with its terms and with the applicable Requirements of Law. Neither the Seller nor any ERISA Affiliate participate in, contribute to or have any liability with respect to any Business Employee with respect to any multiemployer plan as defined in Section 3(37) of ERISA and neither the Seller nor any ERISA Affiliate have incurred any liability (including any contingent liability), to or on account of, any Benefit Plan pursuant to Title IV of ERISA, during the 6 years preceding the date of this Agreement which has not been fully paid. No Benefit Plan is subject to Title IV of ERISA.

          (i) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under the terms of any Benefit Plan, or in accordance with the Requirements of Law, as of the Date of Execution have been timely made, and all contributions or premium payments for any period ending on or prior to the Closing which are not yet due will, on or prior to the Closing, have been paid. Neither the Seller nor any of the Seller’s Affiliates is or expects to be, in respect of any of the Purchased Assets, subject to any Lien pursuant to Section 412(n) of the Code or Title IV of ERISA.

          (j) With respect to any Business Employee neither the execution and delivery of this Agreement or any of the Transaction Documents nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due to any Business Employee; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits (except for any such vesting required by the Code or ERISA).

          (k) Neither the Seller nor any of the Seller’s Affiliates have incurred any material liability or obligation under WARN or the regulations promulgated thereunder, or any similar state or local law, which remains unsatisfied.

     4.19 No Broker. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents for which the Buyer could become liable or obligated.

     4.20 Questionable Payments. To the Knowledge of the Seller, since June 1, 2001, neither the Seller nor any of the Seller’s or current or former members, directors, officers, agents, employees, members or other persons associated with or active on behalf of the Seller has on behalf of the Seller or in connection with the Business (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses related to political activity; (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     5.1 Due Incorporation and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Buyer (a) has all requisite corporate power and lawful authority to own, lease and operate the Business and Purchased Assets and to carry on the Business as now conducted, and (b) is qualified to transact business and is in good standing in each jurisdiction in which the nature of the Business or location of the Purchased Assets requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the conduct of the Business following the Closing.

     5.2 Authority to Execute and Perform Agreements; Consents. The Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver the Transaction Documents, and to perform fully its obligations under the Transaction Documents. Each of the Transaction Documents has been duly executed and delivered by the Buyer and, assuming the due execution and delivery by the other Parties hereto and thereto, is the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. Except as set forth on Schedule 5.2, and except for the filing of a notification and report form in compliance with the HSR Act, no approval or consent of any Governmental Authority is required in connection with the execution and delivery by the Buyer of the Transaction Documents and the consummation and performance by the Buyer of the transactions contemplated by them. The execution and delivery of the Transaction Documents, the consummation of the transactions contemplated by them, and the performance by the Buyer of the Transaction Documents in accordance with their respective terms and conditions (including the Transfer) will not conflict with, or result in the breach or violation of, any of the terms or conditions of, or constitute (or with the passing of time or giving of notice, or both, would constitute) a default under or otherwise require the delivery of any notification, alter the terms of or otherwise adversely affect the Buyer under: (a) the Certificate of Incorporation of the Buyer; (b) any material Contractual Obligations of the Buyer; (c) any Requirements of Law material to the business of Buyer; (d) any Orders of any court or Governmental Authority; or (e) any Governmental License material to the business of Buyer.

     5.3 Broker’s, Finder’s or Similar Fees. Except for UBS Investment Bank, the Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents for which the Seller could become liable or obligated.

     5.4 Sufficient Funds. Buyer has, or will have prior to Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of all amounts to be paid by it to the Seller hereunder and to pay its fees and expenses incurred in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

     The Buyer and the Seller covenant and agree as follows:

     6.1 Conduct of Business. From the Date of Execution through the Closing Date, except as expressly permitted or required pursuant to this Agreement, the Seller shall (x) conduct the Business in the ordinary course consistent with past practice, (y) use its reasonable best efforts to preserve the Business intact and (z) use its reasonable best efforts to keep available to the Business the services of its present officers, employees, consultants and agents, maintain its present vendors, customers, suppliers and distributors and preserve and enhance its goodwill. Without limiting the generality of the foregoing:

          (a) From the Date of Execution through the Closing Date, except as expressly required or permitted pursuant to this Agreement, the Seller shall not without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed:

               (i) sell, transfer or otherwise dispose of or agree to sell, transfer or otherwise dispose of, any property or asset (excluding sales of inventory in the ordinary course of business and consistent with past practice and through regular trade channels) of the Business, whether real, personal or mixed;

               (ii) (x) increase or adjust in any manner the compensation (wages, salaries, bonuses or other compensation) of the Business Employees or any of its consultants or agents, unless such increase or adjustment is pursuant to the Requirements of Law or any applicable collective bargaining agreement or employment agreement as in effect prior to the date of this Agreement and except for increases in the compensation of Business Employees made consistently with past practice and in the ordinary course of business and (y) hire or dismiss (except for cause or breach) any employee or sales agent or consultant, except in the ordinary course of business consistent with past practices or as otherwise contemplated by this Agreement;

               (iii) make any capital expenditures or improvements not provided for in the Seller’s current budget previously provided to the Buyer;

               (iv) cause the imposition of any Lien (other than a Permitted Lien) on any of the Purchased Assets;

               (v) cancel or waive any material claim or right relating to the Business;

               (vi) make any change in any method of accounting or auditing practice;

               (vii) cancel or reduce any of the insurance coverages;

               (viii) take any action or fail to take any action which permits any Governmental License to expire, be cancelled or be amended;

               (ix) modify, change or otherwise alter the fundamental nature of the Business;

               (x) incur any Contractual Obligations or accounts payable (that are to be Assumed Liabilities), other than in the ordinary course of business consistent with past practice;

               (xi) amend or terminate any Scheduled Contract or Governmental License to which the Seller is a party, except amendments or terminations of such Scheduled Contracts or Governmental Licenses that are in the ordinary course of business;

               (xii) make any commitment to or incur liability to any labor organization which represents, purports to represent or is attempting to represent, employees of the Seller;

               (xiii) subject to Section 6.19, make any change in any material respect of the Seller’s policies or practices with respect to the Business, including advertising, marketing, taking customer orders, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies;

               (xiv) collect its accounts receivable other than in the ordinary course consistent with past practices;

               (xv) agree to do any of the foregoing.

          (b) From the Date of Execution through the Closing Date, the Seller shall:

               (i) maintain and purchase adequate levels of inventories to carry on the Business in the ordinary course and consistent with past practice;

               (ii) use its commercially reasonable efforts to preserve the possession and control of each of the properties subject to the Conveyed Leases;

               (iii) make capital expenditures as are reasonably required to preserve the Business as it exists on the date hereof;

               (iv) pay and discharge its Liabilities, including accounts payable; and

               (v) use its commercially reasonable efforts to preserve the confidentiality of all Trade Secrets.

     6.2 Employee Records. As soon as practicable after the Closing, except as prohibited by law, the Seller shall provide to the Buyer all files, including all electronic copies of any such files, related to the Transferred Employees.

     6.3 Antitrust Filings; Third Party Notices and Consents.

          (a) Each of the Seller and the Buyer shall as promptly as practicable following the execution and delivery of this Agreement make, or cause to be made, all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the transactions contemplated hereby, including without limitation (i) the notification and report forms required under the HSR Act and any supplemental information requested in connection therewith pursuant to the HSR Act, and (ii) any other comparable notification forms required by any Governmental Authority. Each party will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.3 to comply in all material respects with all Requirements of Law. Except as otherwise specifically provided, each such party shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of such filings or submissions. Each such party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request. Each such party shall use its commercially reasonable efforts to obtain any clearance required under Requirements of Law for the consummation of the transactions contemplated hereby. The Buyer shall be responsible for paying the HSR filing fees in connection with the transactions contemplated by this Agreement.

          (b) The Seller shall use its commercially reasonable efforts to obtain, at its expense, all waivers, consents or approvals from third parties, and to give all such notices to third parties, in each case as are listed on Schedule 6.3(b) and the Buyer shall reasonably cooperate with such efforts.

     6.4 Litigation. From the Date of Execution through the Closing Date, Seller shall promptly notify the Buyer of any Litigation relating to the Business known to the Seller which is threatened or commenced after the Date of Execution against Seller, or against any of its Affiliates, officers or directors.

     6.5 Continued Effectiveness of Representations and Warranties. From the Date of Execution through the Closing Date, the Seller shall use its commercially reasonable efforts to conduct the Business and the Buyer shall use its commercially reasonable efforts to conduct its affairs, in each case, in such a manner so that the representations and warranties contained in Article IV and Article V, as applicable, shall continue to be true and correct in all material respects, and each party shall promptly give notice to the other party of any circumstance, fact, change, development or effect known to such party, occurring from the Date of Execution through the Closing Date that would constitute a violation or breach of this Agreement or any of the Transaction Documents.

     6.6 Examinations and Investigations. From the Date of Execution through the Closing Date, the Buyer shall be entitled, through their employees, representatives and agents, including its accountants and legal counsel, to make such investigation of the assets, properties, business and operations and such examination of the books, records and condition (financial or otherwise) of the Business as the Buyer reasonably desires. No investigation by the Buyer shall, however, diminish or obviate in any way any of the representations, warranties, covenants or agreements of the Seller under the Transaction Documents or a party’s right to seek indemnification under the Transaction Documents.

     6.7 Expenses of Sale.

          (a) The Buyer, on the one hand, and the Seller, on the other hand, agree that each of them shall bear its own direct and indirect expenses, including the fees and expenses of their own legal and tax counsel, incurred in connection with the negotiation and preparation of the Transaction Documents and the consummation and performance of the transactions contemplated by them.

          (b) All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes (but not any income or capital gains Taxes), if any, resulting from the sale, assignment, transfer and delivery hereunder of the Purchased Assets or the Business or the assumption of the Assumed Liabilities shall be paid solely by Buyer.

     6.8 Further Assurances; Non-Interference. The Buyer and the Seller shall execute, prior to and following the Closing, such documents, and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. The Buyer and the Seller shall use their respective commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles VII and VIII. The Seller acknowledges and agrees that, from and after the Closing, the Buyer may operate the Business as the Buyer shall determine in its sole discretion and shall be entitled to change the business plans and practices of the Business as the Buyer determines in its sole discretion.

     6.9 Accounts Receivable. On and after the Closing Date, the Seller agrees to promptly remit to the Buyer any amounts in respect of accounts receivable relating to the Business originating after the Closing Date that are collected or received by the Seller. On and after the Closing Date, the Buyer agrees to promptly remit to the Seller (i) any amounts in respect of Accounts Receivable that are collected or received by the Buyer (ii) any amount taken as a deduction by a customer against Accounts Receivable with respect to any inventory of the Business shipped to such customer following the Closing Date and Buyer shall provide Seller with reasonable access during normal business hours to the Customer Lists and Supplier Lists to the extent necessary to collect or determine the status of such receivables. From and after the Closing Date, the Seller (i) will ensure that all invoices delivered to customers are conspicuously marked as payable to the Buyer and (ii) will cooperate with the Buyer as it may request with respect to customer requests for allowances or discounts and the Seller will provide allowances and other customer discounts to customers with respect to accounts receivable that are Excluded Assets in the same manner and amount that is consistent with its past practices as previously identified to the Buyer. From and after the Closing Date, the Buyer and the Seller agree to use their commercially reasonable efforts to cooperate with each other with respect to the collection of accounts receivable.

     6.10 [Intentionally omitted]

     6.11 Inventory. On the sixth-month anniversary of the Closing Date, the Seller shall pay to the Buyer an amount equal to the Inventory Return Amount, if any, by wire transfer of immediately available funds to a bank account designated by Buyer. From and after the Closing Date, with respect to any inventory of the Business that is shipped to customers of the Business prior to the Closing and is returned by such customers (the “Returned Inventory”), the Buyer and the Seller agree that the Buyer shall be entitled to receive such Returned Inventory and dispose of such Returned Inventory as it determines in its sole discretion; provided, that the Buyer shall only accept Returned Inventory that is not otherwise damaged or irregular inventory as an “accommodation” (an “Accommodation Return”) to the customer that returned such inventory so long as such customer does not deduct or take a credit against any Account Receivable in respect of such Accommodation Return. The Seller shall promptly notify Buyer in writing and provide reasonable documentation to Buyer if any amounts in respect of Returned Inventory is credited against or deducted from any Account Receivable retained by the Seller.

     6.12 [Intentionally Omitted]

     6.13 Letters of Credit. The Buyer shall, at Closing, replace or provide back-up letters of credit or other collateral acceptable to the applicable secured party with respect to those letters of credit issued on behalf of the Seller and set forth on Schedule 6.13, which Schedule 6.13 shall be updated from time to time by the Seller prior to the Closing Date to include any additional letters of credit that are outstanding that support Seller’s obligation to purchase Conveyed Inventory, that are still open and outstanding at Closing.

     6.14 Transfer. The Seller and each member of the Seller Affiliated Group shall, and shall cause each of their respective Subsidiaries, including without limitation, LM Services LLC and Schwab de Colombia, to, transfer any assets, properties, permits, Conveyed Leases, rights and other Contract rights and interests that are primarily used in or necessary for the operation of the Business (other than any asset that constitutes an Excluded Asset or is used exclusively by Business Employees who do not become Transferred Employees) to the Seller on or prior to the Closing Date, including, without limitation, the rights to enforce the Employment Agreements from and after the Closing Date and those assets set forth on Schedule 6.14. From and after the Closing, the Seller Affiliate Group shall, and shall cause each of their respective Subsidiaries to, take all action necessary to transfer to Buyer without consideration any assets owned by them that should have been transferred to Seller immediately prior to the Closing under this Section 6.14 and then to Buyer on the Closing.

     6.15 Liabilities. From the Date of Execution through Closing, the Seller and the Seller Affiliate Group will pay and discharge when due all of the Excluded Liabilities consistent with past practice.

     6.16 Markdowns. Following the Closing, the Seller and the Buyer agree and acknowledge that Buyer shall be solely responsible for all negotiations, in its sole discretion, for customer markdowns with respect to Licensed Products sold by the Seller prior to the Closing and nothing contained herein shall require Buyer to use or pay any portion of the Markdown Pool Amount in connection with such negotiations.

     6.17 License Agreement and Design Agreement. Notwithstanding anything to the contrary in this Agreement, each party hereby agrees that no party is waiving or transferring in any respect and each party retains the right to enforce any rights, claims or set-offs such party may have prior to and on the Closing Date under the License Agreement or the Design Agreement, except that Buyer shall not be entitled to assert any claim under the License Agreement or the Design Agreement to the extent such claim is known by Douglas L. Williams or Sherry L. Jetter, Esq. on the date hereof (without any obligation by either such Person to conduct any investigation or due inquiry). On the date that is 24 months from the Closing Date, the Buyer and the Seller agree that except for any claims that have been asserted in writing and are pending on such date, the License Agreement and the Design Agreement shall each be deemed terminated, void and of no further force and effect as between the Buyer and the Seller and neither party shall have any rights or be able to assert any claim under either the License Agreement or the Design Agreement.

     6.18 Employment Agreements. Assuming that the Buyer has delivered offer letters to each of the employees that are a party to the Employment Agreements that satisfy the requirements of Section 1.5 of each such respective Employment Agreement, prior to the Closing, the Seller shall, and each member of the Seller Affiliate Group shall, cause LM Services, LLC to enforce all of its rights under the Employment Agreements to cause each employee party thereto to be employed by the Buyer from and after the Closing in accordance with the Employment Agreement. Assuming that the Buyer has delivered offer letters to each of the employees party to the Employment Agreements that satisfy the requirements of Section 1.5 of each such respective Employment Agreement and that Buyer is unable to enforce its rights under the Employment Agreement, following the Closing, the Seller and the Seller Affiliate Group will enforce the Employment Agreements as directed by the Buyer at the Buyer’s expense.

     6.19 Shipments. From and after the date hereof, the Seller shall use its commercially reasonable effort to make all shipments of Licensed Products on the dates set forth in its shipping schedule previously delivered to the Buyer and it shall not materially advance or materially delay in any manner the start date for the shipment of any such Licensed Products.

     6.20 Additional Royalty Payment. The Buyer and Seller agree by their execution of this Agreement that they shall have been deemed to have amended the License Agreement to provide for the payment as an additional royalty for the use of the Licensed Mark (as defined in the License Agreement) on the Closing Date of the Additional Royalty Payment Amount, which amount shall be included as liability in the Asset-Liability Ratio.

ARTICLE VII

CONDITIONS TO THE OBLIGATION OF THE BUYER TO CLOSE

     The obligation of the Buyer to enter into and complete the Closing shall be subject to the satisfaction as determined by, or waiver by, the Buyer of the following conditions on or before the Closing Date:

     7.1 Representation and Warranties. The representations and warranties of the Seller contained in Article IV shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) at and on the Closing Date, as if made at and on such date.

     7.2 Covenant and Agreements. The Seller shall have performed and complied in all material respects with all of its covenants and agreements set forth herein that are required to be performed by the Seller on or before the Closing Date.

     7.3 Officer’s Certificate. The Buyer shall have received a certificate of the Seller, in form and substance satisfactory to the Buyer, dated as of the Closing Date, and signed by the Chairman of the board of directors of the Seller, certifying as to the matters set forth in Section 7.1 and Section 7.2.

     7.4 Secretary’s Certificate. The Buyer shall have received a certificate from the Seller, in form and substance satisfactory to the Buyer, dated as of the Closing Date and signed by the Chairman of the board of directors of the Seller, certifying (a) that the Seller is in good standing in the jurisdiction of its formation, (b) that attached copies of (i) the certificate of formation of the Seller, the limited liability company agreement of the Seller and the resolutions of the managing member of the Seller, in each case approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect, and (c) as to the incumbency and specimen signature of each person executing this Agreement and each other Transaction Document delivered in connection herewith on behalf of the Seller.

     7.5 Opinion of Counsel. The Buyer shall have received an opinion of Seller’s outside counsel, dated as of the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit A and reasonably acceptable to Buyer.

     7.6 Consents and Approvals. (a) All consents, exemptions, clearances, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law (other than any such consents listed on Schedule 7.6) and with respect to those Contractual Obligations of the Seller set forth on Schedule 6.3(b) (other than the Material Customers), shall have been obtained and be in full force and effect, and the Buyer shall have been furnished with appropriate evidence thereof.

          (b) Each of the customers set forth on Schedule 6.3 (the “Material Customers”) shall have executed and delivered a consent to the assignment of purchase orders in the form set forth on the Exhibit K hereof and each such consent shall be in full force and effect on the Closing Date.

          (c) The applicable waiting period with respect to the notification and report form filed in compliance with the HSR Act (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

     7.7 No Material Judgment or Order. There shall not be any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Buyer, (a) prohibit or restrict (i) the Transfer, (ii) the purchase of the Purchased Assets, or (iii) the consummation of the transactions contemplated by this Agreement, (b) subject the Buyer to any material penalty or onerous condition under or pursuant to any Requirement of Law, or (c) restrict the operation of the Business as conducted on the date hereof in a manner that would have a Material Adverse Effect.

     7.8 [Intentionally Omitted]

     7.9 [Intentionally Omitted]

     7.10 Transition Services Agreement. The Seller shall have not repudiated the Transition Services Agreement entered into with Buyer on the Date of

Execution and each such Transaction Services Agreement shall be in full force and effect on the Closing Date.

     7.11 Release of Liens. The Buyer shall have received such documents or instruments as may be required, in the Buyer’s sole discretion, to demonstrate that, effective as of the Closing Date, the Purchased Assets are released from any and all Liens (other than any Lien of the type referred to in subsections (i)-(iii) of the definition of Permitted Liens).

     7.12 FIRPTA Affidavit. The Seller shall have furnished Buyer with a certificate stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

     7.13 Arbitration Release. The Buyer shall have received unconditional release from the Seller with respect to the matters set forth in that certain complaint dated April 26, 2002 captioned RL Childrenswear LLC, as claimant and PRL USA, Inc. and Polo Lauren Company, L.P., as respondents.

     7.14 Lease Agreement. The Seller shall have caused its Affiliate, Panhandle Real Estate Trust, LLC, to have duly executed and delivered the Lease Agreement.

     7.15 Non-Competition Agreements. Each of the parties to the Non-Compete Agreements (other than Buyer) shall have executed and delivered the Non-Compete Agreements and such agreements shall be in full force and effect.

     7.16 Estoppels. The Seller shall have delivered certificates of estoppel executed by the landlords under (a) each of the Conveyed Leases, (b) that certain Lease Agreement by and between Eastern West Virginia Regional Airport Authority and West Virginia Economic Development Authority, dated as of October 22, 1998, and (c) that certain Lease Agreement by and between the West Virginia Economic Development Authority and Panhandle Real Estate Trust, LLC, dated as of October 22, 1998, each such estoppel in substantially the form of Exhibit J except as reasonably modified by the applicable landlord.

ARTICLE VIII

CONDITIONS TO THE OBLIGATION
OF THE SELLER TO CLOSE

     The obligation of the Seller to enter into and complete the Closing shall be subject to the satisfaction as determined by, or waiver by, the Seller of the following conditions on or before the Closing Date:

     8.1 Representations and Warranties. The representations and warranties of the Buyer contained in Article V shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) at and on the Closing Date, as if made at and on such date.

     8.2 Covenants. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied by the Buyer on or prior to the Closing Date.

     8.3 Officer’s Certificate. The Seller shall have received a certificate from the Buyer, in form and substance satisfactory to the Seller, dated as of the Closing Date, and signed by an executive officer of the Buyer, certifying as to the matters set forth in Section 8.1 and Section 8.2.

     8.4 Secretary’s Certificate. The Seller shall have received a certificate from the Buyer, in form and substance satisfactory to the Seller, dated as of the Closing Date and signed by a duly authorized officer of the Buyer, certifying (a) that the Buyer is in good standing in the jurisdiction of its incorporation, (b) that attached copies of the Certificate of Incorporation of the Buyer, the By-laws of the Buyer and the resolutions of the board of directors of approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect, and (c) as to the incumbency and specimen signature of each person executing this Agreement and each other Transaction Document delivered in connection herewith on behalf of the Buyer.

     8.5 [Intentionally Deleted]

     8.6 No Material Judgment or Order. There shall not be any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Seller, (a) prohibit or restrict (i) the Transfer, (ii) the purchase of the Purchased Assets or (iii) the consummation of the transactions contemplated by this Agreement, (b) subject or the Seller to any material penalty or onerous condition under or pursuant to any Requirement of Law or (c) restrict the operation of the Business as conducted on the date hereof in a manner that would have a Material Adverse Effect.

     8.7 HSR Approvals. The applicable waiting period with respect to the notification and report form filed in compliance with the HSR Act (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

ARTICLE IX

SURVIVAL

     9.1 Survival of Representations and Warranties of the Seller. All representations, warranties, covenants and agreements of the Seller shall survive the execution and delivery hereof and the Closing hereunder. Except for those representations and warranties in (x) Sections 4.1 (Due Incorporation and Qualification), 4.7 (Authority), 4.12(a) (Title to Assets), 4.13 (Liabilities) and 4.19 (no Broker) (all of which representations and warranties shall survive without limitation) and (y) in Sections 4.5 (Taxes) and 4.15 (Environmental) (all of which shall survive for the applicable statute of limitations), all representations and warranties of the Seller shall terminate and expire with respect to any theretofore unasserted claim, on the eighteen month anniversary of the Closing Date.

     9.2 Survival of Representations and Warranties of the Buyer. All representations, warranties, covenants and agreements of the Buyer shall survive the execution and delivery hereof and the Closing hereunder. Except for the representations and warranties in Sections 5.1 and 5.2 (which shall survive without limitation), all representations and warranties of the Buyer shall terminate and expire on the eighteen month anniversary of the Closing Date.

ARTICLE X

INDEMNIFICATION

     10.1 Obligation of the Seller and the Seller Affiliate Group to Indemnify. Subject to the limitations contained in Section 10.5, the Seller and the Seller Affiliate Group (collectively, the “Seller Indemnifying Parties”, jointly and severally, agree to indemnify, defend and hold harmless the Buyer (and any of its officers, directors, employees, stockholders, Affiliates, successors and assigns) (the “Buyer Indemnified Parties”) from and against any losses, claims, liabilities, damages, judgments, assessments, fines, costs, expenses or deficiencies (including reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants incurred by the party entitled to indemnification under this Article X), whether or not involving Litigation by a third party, (collectively, “Losses”) based upon, arising out of, due to or otherwise in respect of:

          (a) any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered pursuant hereto;

          (b) (i) any breach of any covenant or agreement of the Seller or any Affiliate of the Seller contained in this Agreement;

          (c) the operation of the Business at any time during the period prior to and including the Closing, including the operation of the Business by the Prior Licensee (as defined in the License) (other than any Loss that constitutes an Assumed Liability); and

          (d) any Liability of the Seller that is not an Assumed Liability, including without limitation, the Excluded Liabilities.

     10.2 Obligation of the Buyer to Indemnify. The Buyer agrees to indemnify, defend and hold harmless the Seller (and any of its officers, directors, employees, members, Affiliates, successors and assignees) from and against any Losses actually incurred by any of them based upon, arising out of due to or otherwise in respect of:

          (a) any inaccuracy in or any breach of any representation or warranty of the Buyer contained in this Agreement or in any certificate delivered pursuant thereto;

          (b) any breach of any covenant or agreement of the Buyer contained in this Agreement (including Buyer’s obligations to make the payments required under Section 3.4);

          (c) the operation of the Business at any time after the Closing Date; and

          (d) any Assumed Liability.

     10.3 Notice to Indemnifying Party.

          (a) Indemnified Party and Indemnifying Party. The party making a claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such claim is asserted under this Article X is referred to as the "Indemnifying Party.” All claims by any Indemnified Party under this Article X shall be asserted and resolved in accordance with this Article X.

          (b) Notice of Asserted Liability. The Indemnified Party as soon as it becomes aware of any claim, or circumstances which, with the lapse of time, would or might give rise to a claim, or the commencement (or threatened commencement) of a claim for indemnification under Section 10.1 or Section 10.2, including any action, proceeding or investigation that may result in Losses (an “Asserted Liability”), shall give prompt notice thereof (a “Claims Notice”) to the Indemnifying Party; provided, however, that the failure to give notice shall not affect the Indemnifying Party’s obligations hereunder except to the extent it is actually and materially prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

          (c) Amicable Solution. The Parties shall meet to analyze, discuss and, if possible, amicably resolve (both as to the amount due and the time of payment) any Asserted Liability.

          (d) Opportunity to Defend. If any Asserted Liability arises as a result of a claim made against the Indemnified Party by a third party, the Indemnifying Party shall have the right, at its own cost and expense, to control the defense (provided that such Indemnifying Party counsel shall be reasonably acceptable to the Indemnified Party and provided further that if such counsel has a conflict of interest or there later arises a conflict of interest with the Indemnified Party, the Indemnified Party shall have the right to object to such counsel and remove such counsel from the proceedings) of any legal proceeding asserted or initiated, which constitutes the subject matter of a Claims Notice so long as (i) the Asserted Liability is not, in the reasonable judgment of the Indemnified Party, likely to result in an amount of Losses (together with the sum of all Losses for all of the indemnification claims asserted against the Indemnifying Party that are then pending or have been previously resolved) that will exceed the Indemnifying Party’s maximum liability, if any, under this Article X, (ii) the Indemnified Party shall have the right to participate in all proceedings and to be represented by attorneys of the Indemnified Party’s own choosing at the Indemnified Party’s own cost and expense and (iii) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provisions to ensure the Indemnified Party of the Indemnifying Party’s financial ability to satisfy in full any adverse monetary damage that may be payable in respect of such Asserted Liability (collectively, the “Control Conditions”). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within 30 days of its receipt of a Claims Notice (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the defense against, or compromise of, such Asserted Liability. If the Indemnifying Party chooses to control the defense of any Asserted Liability, the Indemnified Party shall cooperate with the Indemnifying Party and shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense (in the judgment of counsel engaged by the Indemnifying Party). If the Indemnifying Party elects not to control the defense of the Asserted Liability, fails to notify the Indemnified Party of its election within such 30-day period, or has not otherwise satisfied the Control Conditions, the Indemnified Party may pay, compromise or defend, at the expense of the Indemnifying Party, such Asserted Liability; provided that if the Indemnifying Party does not have the right to control the defense of an Asserted Liability under this Article X, the Indemnified Party shall not settle or compromise the Asserted Liability without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything contained herein to the contrary, the Indemnified Party will have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of such action or proceeding if the named parties to any such litigation include the Indemnified Party and the Indemnifying Party and, if the Indemnified Party has reasonably determined that the representation of both parties would be inappropriate due to actual or potential conflicts between the parties.

          (e) Obligation of the Indemnified Party. The party that controls the defenses of an Asserted Liability shall diligently defend such third party claim.

          (f) Consent to Settlement. If the Indemnifying Party assumes the defense of an Asserted Liability, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of law by the Indemnified Party and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the Indemnified Party is released from all liability with respect to such Asserted Liability.

          (g) Payment of the Indemnification. Subject to Section 12.13 (Late Payments), the Indemnifying Party shall pay the Indemnified Party the indemnification due under this Article X as soon as the Asserted Liability has been settled in accordance with this Article X, or, failing such agreement, the case has been concluded by a final and binding Order by any Governmental Authority.

     10.4 Set-Off.

          (a) Each of the Seller and the Seller Affiliate Group agrees and acknowledges that the Buyer shall have the right in accordance with the terms of this Section 10.4, but not the obligation, to set-off against all or any portion of the Additional Purchase Price payable, pursuant to Section 3.5, (i) Losses claimed by a Buyer Indemnified Party pursuant to this Article X and (ii) any amounts payable by the Seller to the Buyer under Section 3.4 (“Purchase Price Adjustment”). If a Buyer Indemnified Party has previously delivered one or more Claims Notices in accordance with Section 10.3(b) of this Agreement and there exists unresolved indemnification claims as set forth in the Claims Notices or the Buyer is owed a Purchase Price Adjustment at the time that any Additional Purchase Price payment is due from Buyer, the Buyer may give written notice to Seller of its election to exercise its set-off rights under this Section 10.4, which notice shall include a calculation of the Set-Off-Amount (as defined below) (the “Set-Off Notice”). Buyer shall be entitled to set-off an amount of any Additional Purchase Price payment then due and owing in the manner set forth in Section 10.4(b) by an amount equal to the sum of (x) amount of the Losses set forth in the Claims Notices for the unresolved claims set forth therein (the “Unresolved Claim Losses”) and (y) the Purchase Price Adjustment amount; provided; that if no claim amount was set forth in the Claims Note for an unresolved claim, the Buyer shall determine a reasonable damage amount for such claim for purposes of determining the set-off amount (the “Set-Off Amount”). Any portion of the Additional Purchase Price that is not set-off under this Section 10.4 shall be paid to the Seller within the time period provided in Section 3.5.

          (b) The Set-Off Amount shall be deposited by the Buyer into an escrow account with an independent escrow agent pursuant to an escrow agreement entered into by the Buyer, Seller and such escrow agent until such time as all of the unresolved claims have been finally determined and the Purchase Price Adjustment amount, if any, has been paid to the Buyer; provided that in no event shall the Set-Off Amount deposited by the Buyer in escrow exceed the sum of the Unresolved Claim Losses and the Purchase Price Adjustment amount then due, if any, and any excess shall be promptly paid to the Seller by wire transfer of immediately available funds. The escrow agreement referred to in the immediately preceding sentence shall be in the form reasonably satisfactory to Seller and shall provide that all fees, expenses and costs of the escrow agent shall be paid by the Buyer. If the Buyer is owed a Purchase Price Adjustment or any unresolved claims are finally determined in favor of the Buyer Indemnified Parties, the Buyer shall be entitled to instruct the escrow agent to pay Buyer the portion of the Set-Off Amount being held in escrow equal to the sum of (x) the Purchase Price Adjustment amount then payable to Buyer, if any, and (y) amount of the Losses payable to the Buyer Indemnified Parties in respect of such finally determined claim. If, after the final determination of an unresolved claim, the Set-Off Amount (as reduced for amounts paid to Buyer in accordance with the prior sentence) is greater than the amount of Losses claimed in the Claims Notice for all then unresolved claims, the escrow agent shall promptly pay to Seller such excess amount by wire transfer of immediately available funds.

     10.5 Limitations on Indemnification.

          (a) Except in the case of fraud, the Seller Indemnifying Parties shall not be obligated to pay any amounts for indemnification for breaches of representations or warranties under Section 10.1(a), other than those based upon, arising out of or otherwise in respect of Section 4.5 (Tax Matters), Section 4.7 (Authority to Execute and Perform), Section 4.12 (a) (Title to Assets) and Section 4.15 (Environmental, Health and Safety Matters) (the "Basket Exclusions”), until the aggregate amount of indemnification therefor under Section 10.1(a), exclusive of those based on the Basket Exclusions, equals Two Million Five Hundred Thousand Dollars ($2,500,000) (such amount the "Basket Amount”), whereupon the Seller Indemnifying Parties shall be obligated to pay in full all such amounts for indemnification under Section 10.1(a).

          (b) The Seller Indemnifying Parties shall be obligated, to pay any amounts for indemnification based on the Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

          (c) Except in the case of fraud, the Seller Indemnifying Parties shall not be obligated to pay any amounts for indemnification for breaches of representations and warranties under Section 10.1(a) (other than the Basket Exclusions) in excess of Fifty-Million Dollars ($50,000,000) in the aggregate for all such claims thereunder.

          (d) Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, none of Seller Indemnifying Parties shall have any obligation to indemnify any of the Buyer Indemnified Parties for breaches of representations and warranties under Section 10.1(a) for incidental, consequential, exemplary, special or punitive damages or any lost profits; provided, however, that any of the Buyer Indemnified Parties shall be entitled to recover any such damages from any of the Seller Indemnifying Parties to the extent that such damages are actually assessed against such Buyer Indemnified Parties as a result of a third party proceeding in a court of competent jurisdiction for which such Buyer Indemnified Party is entitled to indemnification under this Article X.

     10.6 Sole Remedy. Except for fraud and any equitable remedy that may be available to a party under this Agreement in respect of a breach of a covenant hereunder or in any Transaction Agreement or for a breach of the Non-Compete Agreements or the non-compete provisions contained in the Employment Agreements, an Indemnified Party’s rights to indemnification as provided for in this Article X shall constitute such Indemnified Party’s sole remedy for a breach of a representation, warranty, covenant or obligation contained in this Agreement or in a certificate delivered pursuant to this Agreement, and an Indemnifying Party shall have no other liability to an Indemnified Party resulting from such breach.

ARTICLE XI

TERMINATION OF AGREEMENT

     11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

          (a) at the election of the Seller or the Buyer, if any legal proceeding is commenced by any Governmental Authority directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either the Seller or the Buyer, as the case may be, reasonably and in good faith deems it materially impractical or inadvisable to proceed in view of such legal proceeding thereof;

          (b) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer;

          (c) at the election of the Seller or the Buyer by written notice to the other parties hereto after 5:00 p.m., New York time, on July 31, 2004, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Seller and the Buyer; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (d) at the election of the Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement or any Transaction Document, which breach has not been cured within thirty (30) days of notice to the Buyer of such breach; or

          (e) at the election of the Buyer, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement or any Transaction Document, which breach has not been cured within thirty (30) days notice to the Seller of such breach.

     If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

     11.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Article I, Section 6.7 (Expenses), this Section 11.2, Section 12.6 (Governing Law), Section 12.7 (Submission to Jurisdiction) and 12.8 (Waiver of Jury Trial) which shall survive the termination of this Agreement; provided, however, that (x) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 11.1(b) or Section 11.1(c) and (y) nothing shall relieve any of the parties from liability for actual damages resulting from a termination of this Agreement pursuant to Section 11.1(d) or Section 11.1(e).

ARTICLE XII

MISCELLANEOUS

     12.1 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by facsimile transmission, by an internationally recognized courier service or by personal delivery:

if to the Seller:

RL Childrenswear Company LLC
131 West 33rd Street
New York, New York 10001
Facsimile: 212-563-3931
Attention: Samuel Schwab

with a copy to:

Neuberger, Quinn, Gielen, Rubin & Gibber, PA
One South Street
Baltimore, MD 21202
Facsimile: 410-332-8511
Attention: Isaac Neuberger, Esq.

if to the Buyer:

c/o Polo Ralph Lauren Corporation
650 Madison Avenue
New York, NY 10022
Facsimile: (212) 318-7183
Attention: Sherry L. Jetter, Esq.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3990
Attention: Douglas A. Cifu, Esq.

     All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by courier service; and when receipt is mechanically acknowledged, if sent by facsimile transmission. Any party may by notice given in accordance with this Section 12.1 designate another address or Person for receipt of notices hereunder.

     12.2 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Buyer may assign any of its rights under this Agreement or the other Transaction Documents to any of its respective Affiliates, but such assignment shall not relieve the Buyer of its obligations hereunder. Except as provided in Article X, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

     12.3 Amendment and Waiver.

          (a) No failure or delay on the part of the Seller, or the Buyer in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all the parties hereto and (ii) only in the specific instance and for the specific purpose for which made or given.

     12.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     12.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     12.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THEREOF.

     12.7 Consent to Jurisdiction and Service of Process. Each party (including the Seller Affiliate Group) to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be instituted in the federal or state courts located in New York, New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party (including the Seller Affiliate Group) hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 12.1.

     12.8 WAIVER OF JURY TRIAL. EACH PARTY (INCLUDING THE SELLER AFFILIATE GROUP) HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (INCLUDING THE SELLER AFFILIATE GROUP) HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     12.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     12.10 Rules of Construction;. Unless the context otherwise requires, references to articles, sections or subsections refer to articles, sections or subsections of this Agreement. Unless the context otherwise requires, the words “include,” “includes,” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”

     12.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

     12.12 Publicity; Confidentiality. Except as may be required by law or the rules and regulations of the New York Stock Exchange, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by the Buyer and the Seller.

     12.13 Late Payments. If any amounts due to a party under this Agreement is paid at any time following the date such payment is due under this Agreement (including amounts which were otherwise due but were subject to a Set-Off Notice), interest shall accrue on the overdue amount at a rate of 8% per annum from and after the due date, to, but excluding the payment date, and the party owed such late payment shall also be paid at such time from the breaching party its reasonable out-of-pocket collection costs; (including reasonable fees and expenses of such party’s counsel); provided that if the party owing such late payment has disputed its obligation to make such payment, then the trier of fact in such dispute shall determine whether the party owed such late payment is entitled to recover such collection costs.

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     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

POLO RALPH LAUREN CORPORATION

By:	/s/ GERALD M. CHANEY

	Name:	Gerald M. Chaney
	Title:	Senior Vice President of Finance and Chief Financial Officer

RL CHILDRENSWEAR COMPANY, LLC

By:	/s/ SAMUEL C. SCHWAB

	Name:	Samuel C. Schwab
	Title:	President

For the purposes of Section 3.5, 6.14, 6.15, 6.18 and Article X and Article XII only:

SYLVIA COMPANY LLC

By:	/s/ SAMUEL C. SCHWAB

	Name:	Samuel C. Schwab
	Title:	President

LM SERVICES LLC

By:	/s/ SAMUEL C. SCHWAB

	Name:	Samuel C. Schwab
	Title:	President

CUNY ASSOCIATES LLC

By:	/s/ SAMUEL C. SCHWAB

	Name:	Samuel C. Schwab
	Title:	President

S. SCHWAB COMPANY

By:	/s/ SAMUEL C. SCHWAB

	Name:	Samuel C. Schwab
	Title:	President

SAMUEL SCHWAB

/s/ SAMUEL SCHWAB

DOUGLAS SCHWAB

/s/ DOUGLAS SCHWAB

TADD SCHWAB

/s/ TADD SCHWAB

AMY OWENS

/s/ AMY OWENS